Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and Among
YARD HOUSE USA, INC.,
DARDEN RESTAURANTS, INC.,
STOUT ACQUISITION CORP.,
TSG5 L.P.,

AND

THE COMPANY STOCKHOLDERS PARTY HERETO

Dated as of July 12, 2012

3.27	Certain Business Relationships with the Company	38
3.28	No Other Representations or Warranties	38

	ARTICLE IV
	REPRESENTATIONS OF THE PARTY COMPANY STOCKHOLDERS

4.1	Organization, Existence and Good Standing	38
4.2	Authorization; Absence of Conflicts.	39
4.3	Ownership of Shares.	39
4.4	Waiver of Appraisal Rights; Stockholder Litigation	40
4.5	Solvency	40
4.6	Non-Contravention; Consents	40
4.7	Litigation	41
4.8	Disclosure; No Other Representations or Warranties	41

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES OF PARENT

5.1	Organization and Qualification.	42
5.2	Authorization of Agreement; No Violation; No Consents.	42
5.3	Financial Ability	43
5.4	Brokerage Agreements	43
5.5	Disclosure; No Other Representations or Warranties	43

	ARTICLE VI
	CERTAIN COVENANTS

6.1	Conduct of Business Prior to the Closing Date	44
6.2	Access by Parent	46
6.3	Satisfaction of Closing Conditions	47
6.4	Competition Filings.	47
6.5	Commercially Reasonable Efforts.	48
6.6	Stockholder Approval	48
6.7	Further Actions	49
6.8	D&O Indemnification; D&O Insurance.	49
6.9	Employee Matters.	50
6.10	Notification of Certain Matters.	51
6.11	Non-Competition and Non-Solicitation	52
6.12	Tax Matters	52
6.13	Yard House Development Ownership	52
6.14	Stock Options	52
6.15	Payoff Letters for Company Debt	52
6.16	Final Bills for Company Expenses	53
6.17	No Solicitation of Transactions.	53
6.18	Maintenance of Option Cash	54
6.19	Stockholders Agreement	54

	ARTICLE VII
	CONDITIONS TO CLOSING

7.1	Conditions of Parent and Merger Sub to Closing	54
7.2	Conditions of the Company to Closing	57

	ARTICLE VIII
	SURVIVAL

8.1	Limited Survival of Representations and Warranties	58
8.2	Limited Survival of Covenants and Agreements	59

	ARTICLE IX
	TERMINATION
9.1	Termination	59
9.2	Effect of Termination	60

	ARTICLE X
	INDEMNIFICATION
10.1	Indemnification by the Party Company Stockholders.	60
10.2	Indemnification by Parent	61
10.3	Indemnification Procedures.	61
10.4	Certain Damages	63
10.5	Exclusive Remedy	63

	ARTICLE XI
	MISCELLANEOUS
11.1	No Third-Party Beneficiaries	63
11.2	Expenses	63
11.3	Notices	64
11.4	Headings	65
11.5	Entire Agreement	65
11.6	Waiver	65
11.7	Amendment	65
11.8	Public Statements	65
11.9	Assignment	66
11.10	Independent Covenants	66
11.11	Governing Law	66
11.12	Jurisdiction; Venue.	66
11.13	Counterparts	67
11.14	Withholding or Granting of Consent	67
11.15	Specific Enforcement	67

LIST OF EXHIBITS

Exhibit A	Common Stock and Options Held by Party Company Stockholders
LIST OF SCHEDULES

Schedule 3.1	Foreign Qualifications of the Company

Schedule 3.3	Subsidiaries

Schedule 3.4(b)	Minutes

Schedule 3.4(d)	Auditor Reports

Schedule 3.5	Non-Contravention; Consents

Schedule 3.7	Capitalization

Schedule 3.8(a)	Financial Statements

Schedule 3.8(c)	No Undisclosed Liabilities

Schedule 3.9	Adverse Changes

Schedule 3.10(a)	Leased Real Property and Leases

Schedule 3.10(b)	Leased Real Property Exceptions

Schedule 3.10(d)	Title to Properties

Schedule 3.12	Litigation

Schedule 3.13	Compliance with Laws

Schedule 3.14	Labor Relations

Schedule 3.15(a)	Intellectual Property

Schedule 3.15(b)	Patents

Schedule 3.15(c)	Copyrights

Schedule 3.15(d)	Marks

Schedule 3.15(e)	Software

Schedule 3.15(f)	Licenses

Schedule 3.15(g)	Domain Names

Schedule 3.15(h)	Trade Secrets

Schedule 3.16(a)	Material Contracts

Schedule 3.16(c)	Material Contracts Exceptions

Schedule 3.17(a)	Environmental and Health Laws

Schedule 3.17(b)	Environmental Releases

Schedule 3.17(c)	Off-Site Shipments and Remedial Actions

Schedule 3.17(d)	Environmental Actions

Schedule 3.17(e)	Compliance with Environmental Notices and Permits

Schedule 3.17(f)	Environmental Indemnification and Assumption of Liability

Schedule 3.18	Taxes

Schedule 3.19	Employee Plans

Schedule 3.20	Brokerage Agreements

Schedule 3.21	Bank Information

Schedule 3.22	Managers, Officers and Key Employees

Schedule 3.23	Suppliers

Schedule 3.24	Insurance

Schedule 3.25	Personal Injury

Schedule 3.27	Certain Business Relationships with the Company

Schedule 4.3(a)	Ownership of Shares

Schedule 4.3(b)	Rights to Shares

Schedule 4.6	Consents

Schedule 4.7	Litigation

Schedule 6.1	Conduct of Business

Schedule 6.1(g)	Capital Expenditures

Schedule 6.1(j)	Subsidiary Distributions

Schedule 6.11	Non-Competition and Non-Solicitation Agreements

Schedule 7.1(b)	Third-Party Consents

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), dated as of this 12th day of July, 2012, is by and among Yard House USA, Inc., a Delaware corporation (the “Company”), Darden Restaurants, Inc., a Florida corporation (“Parent”), Stout Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and Steele Platt, GSP Consulting, Inc., a California corporation, Carlito Jocson, Jocson Enterprises, Inc., a California corporation, Harald Herrmann, Recipe for Success, Inc., a California corporation, Jeffrey Uttz, Craig Carlyle and TSG5 L.P., a Delaware limited partnership (“TSG”), each as a Party Company Stockholder. The Persons listed above as parties to this Agreement are sometimes referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined elsewhere in the text of this Agreement have the respective meanings set forth in Article I below.
WHEREAS, subject to the terms and conditions of this Agreement, the Parties wish to cause a merger of Merger Sub with and into the Company, with the Company as the surviving corporation and continuing as the wholly-owned subsidiary of Parent, and, as a result of which, (x) each share of Class A Common Stock outstanding at the Effective Time will be converted into the right to receive the Class A Merger Consideration, (y) each share of Class B Common Stock outstanding at the Effective Time will be converted into the right to receive the Class B Merger Consideration and (z) each share of Merger Sub Common Stock outstanding at the Effective Time will be converted into one share of the Surviving Corporation, all in accordance with applicable Law (the “Merger”);
WHEREAS, the Board of Directors of the Company has: (x) determined that the Merger is fair to and in the best interests of the Company and the Company Stockholders, (y) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement and (z) recommended the adoption of this Agreement to the Company Stockholders;
WHEREAS, the Board of Directors has received a written opinion from J.P. Morgan Securities LLC, financial advisor to the Company, to the effect that, as of the date of such opinion, on the basis of and subject to the assumptions, qualifications and limitations set forth in the opinion, the Merger Consideration to be paid in the aggregate to the Company Stockholders, taken as a group, pursuant to the Merger is fair, from a financial point of view, to the Company Stockholders;
WHEREAS, in connection with the Merger, each Option outstanding, both vested and unvested, immediately prior to the Effective Time, that is entitled to receive Option Merger Consideration in accordance with Section 2.2 (each, a “Conversion Option”) will be converted into the right to receive the Option Merger Consideration upon the terms and conditions of the Agreement; and
WHEREAS, as a material inducement to Parent’s decision to enter into this Agreement, Parent has entered into Non-Competition and Non-Solicitation Agreements with certain key members of the Company’s management team who possess unique knowledge and experience regarding the Business;

NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties and covenants contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I

DEFINITIONS; CERTAIN INTERPRETIVE MATTERS
1.1    Definitions. In addition to the terms defined elsewhere herein, the following terms have the following respective meanings when used herein with initial capital letters:
“Adjusted Equity Price” means an amount equal to (a) the Unadjusted Equity Price, minus (b) the Company Expenses to the extent not paid prior to the Closing, minus (c) the Company Debt to the extent not paid prior to the Closing, plus (d) the aggregate cash payments made by Eligible Option Holders who exercise their Options prior to the Effective Time (as a result of which such Options do not become Conversion Options at the Effective Time) to the extent such cash payments are held in a segregated account of the Company at the Closing.
“Affiliate” means, with respect to a specified entity, an entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the entity specified.
“Aggregate Merger Consideration Spreadsheet” has the meaning set forth in Section 2.3(c).
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Agreements” has the meaning set forth in Section 3.2(a).
“Annual Financial Statements” has the meaning set forth in Section 3.8(a).
“Appraisal Shares” has the meaning set forth in Section 2.1(c)(iv).
“Business” means the business of the Company and its Subsidiaries.
“Business Day” means any day other than a Saturday or Sunday or a day on which the Federal Reserve Bank of New York is closed.
“Capital Lease Obligations” means with respect to any Person, for any applicable period, the obligations of such Person that are permitted or required to be classified and accounted for as capital obligations under GAAP, and the amount of such obligations at any date will be the capitalized amount of such obligations at such date determined in accordance with GAAP.

“CERCLA” has the meaning set forth in the definition of Environmental Laws.
“Certificate of Merger” has the meaning set forth in Section 2.1(a).
“Class A Common Stock” means the shares of the Company’s Class A Common Stock, par value $0.001 per share.
“Class A Merger Consideration” means (a) the aggregate portion of the Adjusted Equity Price to which the holders of all outstanding shares of Class A Common Stock are entitled in accordance with the provisions of the Company Charter Documents (also taking into account the payment of the Option Merger Consideration to the Eligible Option Holders), divided by (b) the aggregate number of issued and outstanding shares of Class A Common Stock immediately prior to the Effective Time.
“Class B Common Stock” means the shares of the Company’s Class B Common Stock, par value $0.001 per share.
“Class B Merger Consideration” means (a) the aggregate portion of the Adjusted Equity Price to which the holders of all outstanding shares of Class B Common Stock are entitled in accordance with the provisions of the Company Charter Documents (also taking into account the payment of the Option Merger Consideration to the Eligible Option Holders), divided by (b) the aggregate number of issued and outstanding shares of Class B Common Stock immediately prior to the Effective Time.
“Closing” has the meaning set forth in Section 2.4.
“Closing Date” has the meaning set forth in Section 2.4.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Charter Documents” has the meaning set forth in Section 3.1(b).
“Company Common Stock” means the Class A Common Stock and the Class B Common Stock.
“Company Debt” means all Indebtedness of the Company and its Subsidiaries.
“Company Expenses” means all expenses of the Company and its Subsidiaries incurred or to be incurred (prior to and through the Closing Date) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing or in connection with any public offering of securities contemplated by the Company, including fees and disbursements of attorneys, accountants, investment bankers and other advisors and service providers that are payable by the Company or any of its Subsidiaries (whether prior to or after the Closing) pursuant to Section 6.16 and that have not been paid as of the Closing Date.

“Company Indemnified Parties” has the meaning set forth in Section 10.2.
“Company Intellectual Property” has the meaning set forth in Section 3.15(a)(i).
“Company Merger Consideration Recipient” means any stockholder of the Company or any Option Holder who will receive Merger Consideration.
“Company Securities” has the meaning set forth in Section 3.7(a).
“Company Stockholders” means all holders of Company Common Stock.
“Competing Transaction” means any of the following involving the Company (other than the Merger and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of 20% or more of the consolidated assets (including equity interests in Subsidiaries) of the Company; (iii) any sale, issuance, pledge, lease, exchange, transfer or other disposition of 20% or more of the equity interests in the Company; (iv) any public offering of capital stock of the Company; or (v) any liquidation, dissolution, reorganization, or recapitalization intended to effect a transaction similar to those transactions described in clause (i), (ii), (iii) or (iv) of this definition.
“Confidential Information” has the meaning set forth in Section 3.15(h).
“Confidentiality Agreement” means that certain confidentiality agreement, dated as of March 27, 2012, between Parent and J.P. Morgan Securities LLC, on behalf of the Company.
“Continuing Employees” has the meaning set forth in Section 6.9(a).
“Conversion Option” has the meaning set forth in the Recitals.
“Copyrights” means all copyrights, whether statutory or common law, and regardless of whether the underlying works of authorship have been published, and all works of authorship and other intellectual property rights therein, all copyrights of works based on, incorporated in, derived from or relating to works covered by such copyrights, all right, title and interest to make and exploit all derivative works adopted from works covered by such copyrights, and all copyright registrations and copyright applications, and any renewals or extensions thereof (including expired and abandoned registrations and applications for registration) therefor and including (x) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (y) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past, present and future infringements thereof), and (z) all rights corresponding thereto throughout the world and all other rights of any kind whatsoever accruing thereunder or pertaining thereto.
“D&O Indemnified Party” has the meaning set forth in Section 6.8(a).
“Delaware Secretary of State” means the Secretary of State of the State of Delaware.

“DGCL” means the Delaware General Corporation Law, as amended.
“Disclosure Schedule” means any disclosure schedule delivered in connection with the execution of this Agreement.
“Effective Time” has the meaning set forth in Section 2.1(a).
“Eligible Option Holder” has the meaning set forth in Section 2.2(a).
“Employee Plan(s)” means, with respect to any Person, all “employee benefit plans,” as defined in Section 3(3) of ERISA, each offer letter, employment, severance, benefit, incentive or bonus, deferred compensation, profit sharing, retirement, welfare, fringe benefit, stock purchase, stock option or equity incentive plan, contract, program or arrangement and all other employment, compensation or benefit-related material plans, contracts, programs, agreements or arrangements sponsored or maintained by such Person or any of its Subsidiaries, with respect to which such Person or any such Subsidiary is required to make payments, transfers or contributions or with respect to which such Person or any such Subsidiary has any liability.
“Environmental Laws” means any and all Laws, Orders or determinations of any Governmental Authority regulating, relating to or imposing liability, standards or obligations concerning (i) the protection of the environment, natural resources or any environmental media, (ii) the generation, use, handling, treatment, storage, release, disposal or transportation of any hazardous substance, or (iii) human health and safety, in each such case currently in effect in any and all jurisdictions in which the Facilities are located or in which its operations are conducted, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, the Endangered Species Act of 1973, as amended, the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, any state Laws pertaining to the handling of wastes or the use, maintenance, and closure of pits and impoundments, any other environmental conservation or protection Laws, and any regulations promulgated under any of the foregoing Laws. For purposes of this Agreement, the terms “hazardous substance” and “release” (or “threatened release”) have the respective meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the respective meanings specified in RCRA; provided, however, that to the extent the Laws of the state in which the property is located or the operations are conducted establish a meaning for “hazardous substance,” “release,” “solid waste” or “disposal” that is broader than that specified in either CERCLA or RCRA, such broader meaning will apply.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Agent” has the meaning set forth in Section 2.3(a).

“Exchange Documentation” has the meaning set forth in Section 2.3(d).
“Exchange Fund” has the meaning set forth in Section 2.3(b)(ii).
“Facilities” means the portions of the buildings, improvements, structures and fixtures on the Leased Real Properties that relate to the Business.
“Final Bill” has the meaning set forth in Section 6.16.
“Financial Statements” has the meaning set forth in Section 3.8(b).
“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis.
“Governmental Authority” means any foreign, United States, state, county, city or political subdivisions in which the Company’s or any of its Subsidiaries’ operations or assets are located or that exercise jurisdiction over the Company, its Subsidiaries or their operations or assets, and any agency, department, commission, board, bureau or instrumentality that exercises jurisdiction over the Company or its operations or assets.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means with respect to any Person, at any date, without duplication, (i) all obligations of such Person for borrowed money (or issued in substitution for or exchange of indebtedness for borrowed money), including all principal, interest, premiums, fees, expenses, overdrafts, and, to the extent required to be carried on a balance sheet prepared in accordance with GAAP, penalties with respect thereto, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services from the Company in the ordinary course of business), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business), (vi) all guarantees, whether direct or indirect, by such Person of Indebtedness of others or Indebtedness of any other Person secured by any assets of such Person, or (vii) all Capital Lease Obligations of such Person.
“Indemnification Tax Benefits” means, with respect to a taxable year of an Indemnified Party, the amount, if any, by which the Indemnified Party’s liability for Taxes for such taxable year, calculated by excluding any Tax items attributed directly to the Losses, exceeds the Indemnified Party’s actual liability for Taxes for such taxable year, calculated by taking into account any Tax items directly attributed to the Losses, provided that: (i) all other Tax items of the Indemnified Party that reduce liabilities for Taxes shall be taken into account prior to taking into account any Tax items that are attributed directly to the Losses, and (ii) the amount of any Indemnification Tax Benefit shall be reduced by any Tax items that increase liabilities for Taxes that are attributed directly to an indemnification payment received by the Indemnified Party in respect of Losses.
“Indemnified Party” has the meaning set forth in Section 10.3(a).
“Indemnifying Party” has the meaning set forth in Section 10.3(a).
“Information Statement” has the meaning set forth in Section 6.6.
“Insider” means (a) TSG5 L.P. and any investment funds managed by it or its general partner, (b) Harald Herrmann, Jeff Uttz, Craig Carlyle, Carlito Jocson and Steele Platt, (c) any parent, grandparent, spouse, sibling, or child or grandchild (whether adopted or natural) of any individual listed in clause (b) hereof, or (d) any Person in which any Person listed in clause (a), (b) or (c) hereof has a beneficial interest of 10% or more of such other Person’s equity interests.
“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including Patents, Copyrights, Marks and Trade Secrets.
“Intellectual Property Licenses” means (a) licenses or sublicenses of Intellectual Property by the Company or any of its Subsidiaries to any third party or any other instruments or other arrangements to which the Company or any of its Subsidiaries is a party, pursuant to which any third party has obtained any right, title or interest in any Intellectual Property, (b) licenses or sublicenses of Intellectual Property by any third party to the Company or any of its Subsidiaries, or any other permissions or agreements pursuant to which the Company or any of its Subsidiaries has obtained any right, title or interest in Intellectual Property and (c) agreements between the Company or any of its Subsidiaries and any third party relating to the use, development, prosecution, enforcement or commercialization of Intellectual Property.
“Interim Financial Statements” has the meaning set forth in Section 3.8(a).
“IRS” means the Internal Revenue Service.
“Knowledge” means, with respect to the Company, the actual knowledge of Harald Herrmann, Jeff Uttz, Craig Carlyle, Carlito Jocson and Steele Platt, in each case after reasonable inquiry. For purposes of the definition of “Knowledge,” “reasonable inquiry” by any Person with respect to any fact, event, circumstance or condition means a Person’s taking such actions as would be taken by a reasonably prudent Person in a comparable position in the conduct of his job, including such Person’s making inquiries of any of the following, but only to the extent that such Person could reasonably expect any of the following to have actual knowledge regarding the relevant fact, event, circumstance or condition: (x) the officers and directors of the Company or any of its Subsidiaries, (y) any employees of the Company or any of its Subsidiaries reporting directly to the officers of the Company or (z) the Company’s accountants or legal counsel.
“Law” means any federal, state, county, city, municipal, foreign or other government statute, law, rule, regulation, ordinance, Order, code or requirement (including pursuant to any settlement agreement or consent decree) and any permit or license granted under any of the foregoing, or any requirement under common law.
“Lease” or “Leases” has the meaning set forth in Section 3.10(a).
“Leased Real Property” has the meaning set forth in Section 3.10(a).
“Liability” means any indebtedness, liabilities, assessments, obligations or responsibilities, whether known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, due or to become due, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including any Liability under any guarantees, letters of credit, performance bonds or with respect to insurance loss accruals).
“Lien” means with respect to any property or asset, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, charge, option, preemptive purchase right, easement, encroachment, restriction, covenant, declaration, encumbrance, security interest or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person will be deemed to own, subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or a lessor under any conditional sale agreement, capital lease or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property or asset.
“Losses” means all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses and other costs of defending, investigating or settling claims) suffered or incurred by an Indemnified Party (including in connection with any action brought or otherwise initiated by any of the Indemnified Parties to enforce their rights under Article X).
“Marks” means all trademarks, service marks, trade dress, trade names, logos, slogans, internet domain names and other indicia of origin used, or in which an entity has a bona fide intent to use, in connection with the conduct of its business to identify any product, service, business or company, and registrations and applications for registration (including expired and abandoned registrations and applications for registration) therefor and including (a) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (b) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past, present and future infringements thereof), and (c) all rights corresponding thereto throughout the world and all other rights of any kind whatsoever accruing thereunder or pertaining thereto, together in each case with the goodwill of the Business connected with the use of or symbolized by each such trademark, service mark, trade dress, trade name, logo, slogan or other indicia of origin.
“Material Adverse Effect” means any change or effect having a material adverse effect on the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following changes or effects shall be deemed to constitute a Material Adverse Effect: (a) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (b) changes in Laws or Orders of general applicability or interpretations thereof or changes in GAAP; (c) changes affecting industries, markets or geographical areas in which the Company or any of its Subsidiaries conduct their respective businesses; (d) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby or any communication by Parent or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the business of the Company and its Subsidiaries, including losses or threatened losses of, or any adverse change in the relationship with, employees, customers, suppliers, financing sources, licensors, licensees or others having relationships with the Company or its Subsidiaries; (e) except with respect to Sections 3.2 and 5.2, the consummation of the transactions contemplated by this Agreement or any actions by Parent, Merger Sub or the Company taken pursuant to this Agreement or in connection with the transactions contemplated thereby; (f) conduct by the Company or any of its Subsidiaries prohibited under Section 6.1 which, if taken by the Company or any of its Subsidiaries, would have prevented or mitigated any resulting material adverse effect on the results of operations or financial condition of the Company and its Subsidiaries taken as a whole; (g) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement (provided, however, that the exclusion from consideration as a possible “Material Adverse Effect” set forth in this clause (g) will not apply to any of the foregoing if it causes any direct damage or destruction to any asset or property (including any Facility) of the Company or any of its Subsidiaries); (h) any failure by the Company and its Subsidiaries to meet any internal projections or forecasts, provided that the underlying causes of any such failure shall not be excluded by this clause (h); or (i) seasonal changes of a cyclical nature in the results of operations of the Company or its Subsidiaries, unless, in the case of clause (a), (b), (c), (g) or (i), any such change or effect disproportionately effects the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the same industry as that in which the Company and its Subsidiaries operate. For the avoidance of doubt, a “Material Adverse Effect” will be measured only against past performance of the Company and its Subsidiaries, and not against any forward-looking statements, projections or forecasts of the Company or any of its Subsidiaries or any other Person.
“Material Contracts” has the meaning set forth in Section 3.16(b).
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” means the Class A Merger Consideration, the Class B Merger Consideration and the Option Merger Consideration.
“Merger Sub” has the meaning set forth in the Preamble.
“Merger Sub Common Stock” means the issued and outstanding shares of Merger Sub’s common stock, par value $0.001 per share.

“Option Merger Consideration” has the meaning set forth in Section 2.2(a).
“Options” means the stock options granted by the Company pursuant to the Stock Plans for the right to acquire shares of Class A Common Stock.
“Order” means any judgment, injunction, order, ruling, award, writ or decree that is issued by a Governmental Authority.
“Parent” has the meaning set forth in the Preamble.
“Parent Indemnified Parties” has the meaning set forth in Section 10.1(a).
“Party” or “Parties” has the meaning set forth in the Preamble.
“Party Company Stockholder” means a Company Stockholder that is a Party to this Agreement.
“Patents” means all patents, patent applications, patentable inventions and invention disclosures, if any, and including (x) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (y) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past, present and future infringements thereof), and (z) all rights corresponding thereto throughout the world and all reissues, divisions, continuations, continuations-in-part, provisionals, substitutes, renewals and extensions thereof, all improvements thereon and all other rights of any kind whatsoever accruing thereunder or pertaining thereto.
“Payoff Amount” has the meaning set forth in Section 6.15.
“Payoff Letter” has the meaning set forth in Section 6.15.
“Permits” has the meaning set forth in Section 3.6.
“Permitted Liens” means (i) Liens for Taxes, assessments or other similar governmental charges that are not yet due and payable as of the Closing Date or that are being contested in good faith by appropriate proceedings and that are fully and properly reserved for in accordance with GAAP in the Company’s balance sheet dated as of the Statement Date, (ii) any mechanics’, workmen’s, repairmen’s and other similar Liens arising or incurred in the ordinary course of business in respect of obligations that are not due and payable as of the Closing Date and that are fully and properly reserved for in accordance with GAAP in the Company’s balance sheet as of the Statement Date, which is included as part of Schedule 3.8(a); (iii) easements, covenants, rights-of-way and other similar restrictions or conditions of record affecting title to such Leased Real Property that do not materially impair the use or occupancy of such Leased Real Property in the operation of the business conducted thereon; (iv) zoning, entitlement, building and other land use regulations imposed by a Governmental Authority having jurisdiction over the Leased Real Property that are not violated by the current use or occupancy of such Leased Real Property or the operation of the Business thereon; and (v) Liens that have been placed by any developer, landlord or other third party on the fee title of the Leased Real Property.
“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, a business entity or any Governmental Authority.
“RCRA” has the meaning set forth in the definition of Environmental Laws.
“Remedial Action” means any action to investigate, remediate, remove, abate, clean up, dispose or monitor any release or threatened release of a hazardous substance.
“Requisite Stockholder Approval” has the meaning set forth in Section 3.2(c).
“Section 262” has the meaning set forth in Section 2.1(c)(iv).
“Share Certificate” means a certificate evidencing shares of Class A Common Stock or Class B Common Stock, as applicable.
“SNDA” shall mean a subordination, non-disturbance and attornment agreement between the Company or one of its Subsidiaries, on the one hand, and any Person that holds any monetary Lien or ground lease on the Leased Real Property, on the other hand, dated on or before the Closing Date in a form mutually agreeable to Parent and each such Person, whereby, in the event that the Person forecloses or makes a claim against any lessor or sublessor of such Leased Real Property on any Leased Real Property, such Person agrees not to disturb such tenant entity’s (or its assignee’s) occupancy and use of such Leased Real Property pursuant to the terms and conditions of the Lease between such tenant entity and the lessor or sublessor of the Leased Real Property, and such tenant entity (or its assignee) shall attorn to such Person’s or third party purchaser’s rights as lessor or sublessor thereunder.
“Solvent” has the meaning set forth in Section 4.5.
“Statement Date” has the meaning set forth in Section 3.8(a).
“Stockholders Agreement” means that certain Stockholders Agreement, dated as of August 20, 2007, by and among the Company, the Party Company Stockholders and certain other holders of Company Common Stock.
“Stock Plans” means the 2007 Senior Management Incentive Plan and the 2007 Management Incentive Plan.
“Subsidiary” means, with respect to a specified entity, (a) in the case of a corporation or limited liability company, 50% or more of the capital stock, the holders of which are regularly entitled to vote for the election of directors or managers, is owned directly or indirectly by such entity, or (b) in the case of a trust, partnership or other entity, a trust, partnership or entity of which such specified entity owns directly or indirectly 50% or more of the beneficial interest or equity.

“Surviving Corporation” has the meaning set forth in Section 2.1.
“Tax Return” means any report, statement, form, return, election, schedule or other document or information required to be supplied to a Governmental Authority in connection with Taxes, including any amendment or supplement thereto.
“Taxes” means any federal, state, local and foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, levy or other assessment, including property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, stamp, premium, windfall profit, employment, rent or other tax, or like assessment, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency or assessment.
“Third Party Claims” has the meaning set forth in Section 10.3(b).
“Trade Secrets” means trade secrets, know-how, and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, technical, financial, marketing and business data and plans, pricing and cost information, customer and supplier lists, and all rights in any jurisdiction to limit the use or disclosure thereof.
“TSG” has the meaning set forth in the Preamble.
“Unadjusted Equity Price” means $585,000,000.
“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
“Written Consents” has the meaning set forth in Section 6.6.
1.2    Certain Interpretive Matters. Unless the context requires otherwise:
(a)    all references to Sections, Articles or Disclosure Schedules are to be Sections, Articles or Disclosure Schedules of or to this Agreement;
(b)    each of the Disclosure Schedules will apply only to the corresponding Section or subsection of this Agreement, unless and only to the extent that the applicability of a disclosure on a Disclosure Schedule to one or more other Disclosure Schedules is reasonably apparent from the text of such disclosure;
(c)    each term defined in this Agreement has the meaning assigned to it;
(d)    each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP;
(e)    words in the singular include the plural and vice versa;

(f)    the pronoun “his” refers to the masculine, feminine and neuter, the words “herein,” “hereby,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article or other subdivision;
(g)    the term “including” means “including, without limitation”;
(h)    with respect to the Company, the term “ordinary course of business” will be deemed to refer to the conduct of the business of the Company in a manner consistent with the ordinary course of business of the Company consistent with recent past practice;
(i)    all references to “$” or dollar amounts will be to lawful currency of the United States;
(j)    to the extent the term “day” or “days” is used, it will mean calendar days; and
(k)    no provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.
ARTICLE II

MERGER; CLOSING
2.1    The Merger. In accordance with the DGCL and subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. The Company will be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and will continue to be governed by the laws of the State of Delaware. The Merger will have the effects specified in the DGCL.
(a)    Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date after the Closing occurs, the parties will file with the Delaware Secretary of State a Certificate of Merger (the “Certificate of Merger”) with respect to the Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and will make all other filings or recordings required under the DGCL to effect the Merger. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Delaware Secretary of State, or at such subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger (the time that is the effective time of the Merger being hereinafter referred to as the “Effective Time”).
(b)    Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in DGCL Section 259.

(c)    Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Sub:
(i)    Conversion of Merger Sub Common Stock. Each issued and outstanding share of Merger Sub Common Stock will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.
(ii)    Conversion of Class A Common Stock. Each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than the Appraisal Shares) will be converted into the right to receive, upon surrender of a Share Certificate formerly representing such shares in the manner provided in Section 2.3, the Class A Merger Consideration, without interest, in accordance with the terms of this Agreement. At the Effective Time, all shares of Class A Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a Share Certificate that immediately prior to the Effective Time represented any such shares will cease to have any rights with respect thereto, except the right to receive the Class A Merger Consideration in accordance with this Article II.
(iii)    Conversion of Class B Common Stock. Each share of Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than the Appraisal Shares) will be converted into the right to receive, upon surrender of a Share Certificate formerly representing such shares in the manner provided in Section 2.3, the Class B Merger Consideration, without interest, in accordance with the terms of this Agreement. At the Effective Time, all shares of Class B Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a Share Certificate that immediately prior to the Effective Time represented any such shares will cease to have any rights with respect thereto, except the right to receive the Class B Merger Consideration in accordance with this Article II.
(iv)    Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Class A Common Stock or Class B Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares (the “Appraisal Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) will not be converted into the right to receive the Class A Merger Consideration or Class B Merger Consideration, as applicable, as provided in Section 2.1(c)(ii) or 2.1(c)(iii), as applicable, but instead such holder will be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of Appraisal Shares will cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any holder of Appraisal Shares fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 will cease and each such Appraisal Share will be deemed to have been converted at the Effective Time into, and will have become, the right to receive the Class A Merger Consideration or Class B Merger Consideration, as applicable, to which such Person is entitled under Section 2.1(c)(ii) or 2.1(c)(iii), as applicable. The Company will serve prompt notice to Parent of any demands for appraisal of any shares of Class A Common Stock or Class B Common Stock, and Parent will have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
(v)    Treasury Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company or any of its Subsidiaries (or held as treasury stock or otherwise), if any, shall be automatically cancelled and extinguished, without any conversion thereof nor payment or distribution made with respect thereto.
(vi)    Aggregate Consideration. Under no circumstances will Parent be required to pay an aggregate amount in excess of the Adjusted Equity Price to the stockholders or option holders of the Company in connection with the Merger. For the avoidance of doubt and notwithstanding any provision in this Agreement to the contrary, Parent shall retain any amount that otherwise would have been paid to holders of Appraisal Shares in connection with the Merger.
(d)    Certificate of Incorporation and Bylaws. The certificate of incorporation of Merger Sub will be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; provided, however, that all references to the name of Merger Sub shall be amended to be references to “Yard House USA, Inc.” At the Effective Time, the bylaws of the Company will be amended to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that the name of the Surviving Corporation in the bylaws shall be “Yard House USA, Inc.,” and as so amended will be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
(e)    Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
2.2    Options.

(a)    At the Effective Time, (i) each outstanding Option that is not a Conversion Option will be canceled, without any consideration to be paid or payable in connection therewith, and (ii) each outstanding Conversion Option will be canceled and the holder thereof (an “Eligible Option Holder”) will, subject to Section 2.3, be entitled to receive from the Surviving Corporation, immediately following the Effective Time, an amount in cash (the “Option Merger Consideration”), equal to (i)(A) the sum of the Adjusted Equity Price minus the aggregate Class B Merger Consideration payable under this Agreement plus the aggregate exercise price for all Conversion Options, divided by (B) the number of shares of Class A Common Stock that would be outstanding at the Effective Time if all Conversion Options were fully exercised, multiplied by (C) the number of shares of Class A Common Stock issuable upon the exercise of such Conversion Option, minus (ii) the aggregate exercise price for such Conversion Option. For the avoidance of doubt, under no circumstances will the sum of the aggregate Class A Merger Consideration, the aggregate Class B Merger Consideration and the aggregate Option Merger Consideration be greater than the Adjusted Equity Price.
(b)    Between the date of this Agreement and the Effective Time, the Company will take all actions as are necessary, including obtaining any required consents, to (i) give effect to the treatment of each outstanding Option contemplated by this Agreement and (ii) terminate the Stock Plans as of the Effective Time.
2.3    Mechanics of Merger Consideration Payments.
(a)    Exchange Agent. Prior to the Effective Time, Parent will appoint a commercial bank or trust company, which must be acceptable to the Company in its reasonable judgment, to act as exchange agent (the “Exchange Agent”) for the delivery of the Class A Merger Consideration, the Class B Merger Consideration and the Option Merger Consideration, as appropriate. At or prior to the Effective Time, Parent will, in accordance with Section 2.3(b)(ii), pay, or deposit with the Exchange Agent, the Adjusted Equity Price for the benefit of the holders of all Share Certificates and all Conversion Options, which such Share Certificates or Conversion Options will be exchanged by the Exchange Agent for the aggregate Class A Merger Consideration, Class B Merger Consideration or Option Merger Consideration, as appropriate, to which each such Person is entitled in accordance with this Article II.
(b)    Payment of Merger Consideration. At Closing, via wire transfer of immediately available funds:
(i)    Parent shall pay, or cause to be paid, on the Company’s behalf all Company Debt and Company Expenses to the Persons or bank accounts and in the amounts specified by the Company;
(ii)    Parent shall deliver the remainder of the Adjusted Equity Price (after taking into consideration the deductions set forth in clause (i) above) to (x) those Company Merger Consideration Recipients that will have provided instructions to Parent prior to the Closing Date to receive their portion of the Merger Consideration at Closing and delivered the Exchange Documentation and Share Certificates required by this Agreement to receive their portion of the Merger Consideration, and (y) the Exchange Agent for the benefit of the remainder of the Company Merger Consideration Recipients to be distributed in accordance with Sections 2.3(d) and 2.3(e). All such cash deposited with the Exchange Agent pursuant to this Section 2.3(b)(ii), as it may be depleted from time to time to effect the exchange provisions of this Section 2.3, is hereinafter referred to as the “Exchange Fund.”
(c)    Aggregate Merger Consideration Spreadsheet. On the day prior to the Closing Date, the Company shall deliver to Parent and the Exchange Agent a spreadsheet (the “Aggregate Merger Consideration Spreadsheet”), which sets forth:
(i)    all Company Merger Consideration Recipients and their respective addresses of record;
(ii)    the number of shares of Company Common Stock or Conversion Options held by each such Company Merger Consideration Recipient; and
(iii)    the amount of the aggregate Class A Merger Consideration, the aggregate Class B Merger Consideration and the aggregate Option Merger Consideration.
The information and calculations in the Aggregate Merger Consideration Spreadsheet with respect to the number of shares of Class A Common Stock or Class B Common Stock owned by any stockholder, or the number of Conversion Options held by any Eligible Option Holder, will be updated by the Company, if necessary, based on the Company’s records as of the Closing Date.
(d)    Capital Stock Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to mail to each holder of record of a Share Certificate whose shares were converted pursuant to Section 2.1(c) into the right to receive the Class A Merger Consideration or the Class B Merger Consideration, as appropriate, the following documents or instruments (the “Exchange Documentation”): (i) a letter of transmittal in customary form as reasonably agreed by Parent and the Company which (A) will specify that delivery will be effected, and risk of loss and title to the Share Certificates will pass, only upon delivery of the Share Certificates to the Exchange Agent and (B) will have such other provisions as the Company and Parent may reasonably specify and (ii) instructions for effecting the surrender of the Share Certificates in exchange for the aggregate Class A Merger Consideration or Class B Merger Consideration, as appropriate, to which such Person is entitled. Upon proper surrender of a Share Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other Exchange Documentation as may be reasonably required by the Exchange Agent, the holder of such Share Certificate will be entitled to receive in exchange therefor the aggregate Class A Merger Consideration or Class B Merger Consideration, as appropriate, to which such Person is entitled pursuant to the terms of this Agreement, and the Share Certificate so surrendered will immediately be canceled. In the event of a transfer of ownership of shares of Class A Common Stock or Class B Common Stock that is not registered in the transfer records of the Company, the aggregate Class A Merger Consideration or Class B Merger Consideration, as appropriate, to which such Person is entitled may be paid to a transferee if the Share Certificate representing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.3(d), each Share Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Class A Merger Consideration or Class B Merger Consideration, as appropriate, that the holder of such Share Certificate(s) has the right to receive in respect of such Share Certificate(s) pursuant to Section 2.1. No interest will be paid or will accrue on the cash payable upon surrender of any Share Certificate.
(e)    Option Conversion Procedures. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to mail to each Eligible Option Holder whose Conversion Options were converted pursuant to Section 2.2 instructions for effecting the cancellation of the Conversion Options in exchange for the aggregate Option Merger Consideration to which such Person is entitled. Upon cancellation of a Conversion Option in compliance with the instructions provided by the Exchange Agent and execution or compliance with such documents as may reasonably be required by the Exchange Agent, such Eligible Option Holder will be entitled to receive in exchange therefor the aggregate Option Merger Consideration to which such Person is entitled. In the event of a transfer of a Conversion Option that is not registered in the transfer records of the Company, the aggregate Option Merger Consideration to which the Eligible Option Holder is entitled may be paid to a transferee if all documents required to evidence and effect such transfer and evidence that any applicable transfer Taxes have been paid are presented to the Exchange Agent. Until canceled as contemplated by this Section 2.3(e), each Conversion Option will be deemed at any time after the Effective Time to represent only the right to receive upon cancellation of such Conversion Option the aggregate Option Merger Consideration that such Eligible Option Holder has the right to receive in respect of such Conversion Option pursuant to Section 2.2. No interest will be paid or will accrue on the cash payable upon cancellation of any Conversion Option.
(f)    No Further Ownership Rights in Capital Stock. The Class A Merger Consideration, the Class B Merger Consideration or the Option Merger Consideration, as appropriate, paid in accordance with the terms of this Article II will be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such share of Class A Common Stock, Class B Common Stock or Conversion Option, as appropriate. From and after the Effective Time, (i) each holder of Share Certificates will cease to have any rights as a Company Stockholder other than the right to receive the aggregate Class A Merger Consideration or Class B Merger Consideration, as appropriate, to which such Person is entitled under this Agreement; and (ii) each holder of an Option will cease to have any rights other than, in the case of Eligible Option Holders, the right to receive the aggregate Option Merger Consideration to which such Person is entitled. At the Effective

Time, the stock transfer books of the Company will be closed with respect to all shares of Class A Common Stock and Class B Common Stock and all Options outstanding immediately prior to the Effective Time. From and after the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Class A Common Stock, Class B Common Stock or Options that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Class A Common Stock, Class B Common Stock or Options are presented to the Surviving Corporation, Parent or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this Article II.
(g)    Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Share Certificates or Eligible Option Holders for 180 days after the Effective Time will be delivered to Parent, upon demand, and any holder of Share Certificates or Eligible Option Holder who has not theretofore complied with this Article II will thereafter look only to the Parent for satisfaction of its claim for the aggregate Class A Merger Consideration, Class B Merger Consideration or Option Merger Consideration, as appropriate, to which such Person is entitled.
(h)    No Liability. None of the Company, Parent, Merger Sub or the Exchange Agent will be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the cash to be paid in accordance with this Article II that remains undistributed to the holders of Share Certificates or Eligible Option Holders as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which such cash would otherwise escheat to or become the property of any Governmental Authority), will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
(i)    Investment of Exchange Fund. The Exchange Agent will invest any cash in the Exchange Fund as directed by Parent on a daily basis; provided, however, that no such investment or losses will affect the cash payable to holders of Share Certificates or the Eligible Option Holders. Any interest or other amounts received with respect to such investments will be paid to Parent.
(j)    Withholding Rights. Each of Parent and the Exchange Agent (without duplication) will be entitled to deduct and withhold from the consideration otherwise payable to any holder of a Share Certificate or an Eligible Option Holder pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Laws related to Taxes. Any amounts so deducted, withheld and paid over to the appropriate taxing authority will be treated for all purposes of this Agreement as having been paid to the holder of the Share Certificate or

Eligible Option Holder in respect of which such deduction or withholding was made.
(k)    Adjustments. Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time there shall have been a change in the number of any shares of Company Common Stock or of any other class of equity interests of the Company by reason of the occurrence or record date of any dividend, subdivision, reclassification, recapitalization, split, combination, exchange of membership interests or similar transaction, the distribution of the Adjusted Equity Price pursuant to this Article II shall be appropriately adjusted to reflect such change.
(l)    Lost Share Certificates. If any Share Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.3(g), Parent) will deliver, in exchange for such lost, stolen or destroyed Share Certificate, the aggregate Class A Merger Consideration or Class B Merger Consideration, as appropriate, to which such Person is entitled.
2.4    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Sidley Austin LLP, 555 West 5th Street, Suite 4000, Los Angeles, California 90013, as soon as practicable, but not later than five (5) Business Days, after the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VII (other than those that by their terms are to be satisfied at the Closing) or at such other time and place and on such other date as the Company and Parent shall agree (the “Closing Date”); provided, however, that the Closing shall not, in any event, take place before August 29, 2012.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY
The Company hereby warrants and represents to Parent and Merger Sub as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing) as follows:
3.1    Organization; Qualification.
(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all necessary power and authority to own, operate and lease its properties and assets and to carry on the Business as conducted and as presently proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties and assets or the nature of the Business makes such qualification necessary, which jurisdictions are listed on Schedule 3.1.

(b)    The Company has made available to Parent true and complete copies of the Company’s certificate of incorporation and bylaws (in each case, as amended, and collectively, the “Company Charter Documents”), in each case, as in effect as of the date hereof. The Company is not in default or violation of any of the Company Charter Documents.
3.2    Authorization; Enforceability; Fairness.
(a)    The Company has all necessary power and authority to execute and deliver this Agreement and the other agreements, instruments, certificates and documents delivered pursuant to the terms of this Agreement (the “Ancillary Agreements”) and the capacity and authority to make and perform the representations, warranties, covenants, obligations and agreements made by the Company herein and therein. The execution and delivery of this Agreement and the Ancillary Agreements by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings are necessary to authorize this Agreement and the other Ancillary Agreements to which it is a party or for the Company to consummate the transactions contemplated hereby and thereby, other than obtaining the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes, and as of the Closing, each Ancillary Agreement to which the Company is a party, will constitute, when executed and delivered by the Company, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
(b)    The Board of Directors of the Company has, by the unanimous vote of all directors: (i) determined that the Merger is fair to, and in the best interest of, the Company and the Company Stockholders, (ii) approved and declared advisable the Merger and this Agreement in accordance with the provisions of the DGCL, (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and (iv) resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement. The Board of Directors of the Company has received the opinion of the Company’s financial advisor, J.P. Morgan Securities LLC, dated the date hereof, to the effect that, as of the date of such opinion, on the basis of and subject to the assumptions, qualifications and limitations set forth in the opinion, the Merger Consideration to be paid in the aggregate to the Company Stockholders, taken as a group, pursuant to the Merger is fair, from a financial point of view, to the Company Stockholders. It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied on by Parent or Merger Sub.
(c)    The adoption of this Agreement by holders of at least a majority of the issued and outstanding shares of Class A Common Stock and Class B Common Stock,

voting together as a single class (the “Requisite Stockholder Approval”), is the only vote required from the holders of any shares of the Company’s capital stock to authorize, adopt or approve this Agreement or to consummate the Merger or other transactions contemplated herein. Subject to compliance with Section 228 of the DGCL, there are no restrictions on the ability of the Company to obtain the Requisite Stockholder Approval pursuant to written consent of the Company Stockholders without a meeting. The Party Company Stockholders collectively own a sufficient number of shares of Company Common Stock to constitute the Requisite Shareholder Approval.
3.3    Subsidiaries. Schedule 3.3 sets forth, with respect to each Subsidiary of the Company, (i) its name and jurisdiction of organization and (ii) the number of authorized, issued and outstanding shares for each class of its capital stock or other equity interests and the holder(s) thereof. All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary have been duly authorized and are validly issued. Except as set forth on Schedule 3.3, the Company or one or more of its Subsidiaries holds of record and owns beneficially all of the outstanding shares or other equity interests of each Subsidiary free and clear of any restrictions on transfer, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. No Subsidiary is in default under or in violation of any provision of its charter or bylaws or other similar organizational documents. Neither the Company nor any of its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, limited liability company, trust or other business association that is not a Subsidiary of the Company. Except as set forth on Schedule 3.3, neither the Company nor any of its Subsidiaries owns, controls or has any right to acquire, directly or indirectly, any membership interests, partnership interests, shares of capital stock, equity interests or other securities of any Person.
3.4    Books and Records.
(a)    The books of account, financial records and stock record books of the Company and each of its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business and accounting practices.
(b)    Except as set forth on Schedule 3.4(b), the minute books of the Company and each of its Subsidiaries contain accurate and complete records of all meetings held by, and corporate actions taken by, the Company Stockholders or equity owners and the Board of Directors or comparable governing body of the Company and each of its Subsidiaries, as applicable, and no meeting of any such Company Stockholders or equity owners or the Board of Directors or comparable governing body of the Company or any of its Subsidiaries, as applicable, has been held where material matters were approved, voted upon or acted upon for which minutes have not been prepared or are not contained in such minute books.
(c)    The Company and its Subsidiaries maintain proper and adequate internal accounting controls that provide assurance that:
(i)    transactions are executed with management’s authorization;

(ii)    transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company to maintain accountability for the Company’s, and each of its Subsidiary’s, assets; and
(iii)    accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis in accordance with the Company’s operations in the ordinary course of business consistent with past practice.
(d)    The officers of the Company have identified for the Company’s accountants any material weaknesses in internal controls and any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls. There are no significant deficiencies, including material weaknesses, in the design or operation of the Company’s internal controls that adversely affect the Company’s ability to record, process, summarize, and report financial data, except as set forth in the reports of its independent auditors on internal controls, including management recommendation letters, for the periods covered by the Financial Statements, copies of which are included as Schedule 3.4(d).
3.5    Non-Contravention; Consents. Neither the execution or delivery of this Agreement or the Ancillary Agreements to which the Company is a party nor the consummation of the transactions contemplated hereby or thereby (a) will conflict with or result in a breach, or violation of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration, under any of the terms, conditions or provisions of (i) any of the Company Charter Documents or the organizational documents of any of its Subsidiaries or (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement, document, instrument, Law, Order, certificate or other obligation to which the Company or any of its Subsidiaries is a party or to which either the Company or any such Subsidiary is subject or to which any of its properties or assets may be bound, (b) will result in the creation of any material Lien on any properties or assets of the Company or any of its Subsidiaries or (c) except as disclosed in Schedule 3.5, will require the Company or any of its Subsidiaries to obtain the consent of any Person other than a Governmental Authority not already obtained except, in the case of clause (c), for such consents the absence of which would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole. Except as expressly contemplated by this Agreement or any Ancillary Agreement or as would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, no consent, action, approval or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution and delivery of this Agreement or any Ancillary Agreement by the Company or the performance by the Company of the terms hereof or thereof or the validity or enforceability of this Agreement or such Ancillary Agreement, except for such filings and approvals, if any, as may be required under the HSR Act, the DGCL or as set forth on Schedule 3.5.

3.6    Governmental Authorizations. Except as would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries hold such licenses (including all liquor licenses), permits, consents, authorizations, variances, exemptions, orders and approvals of such Governmental Authorities as are necessary to carry on the Business as currently conducted (“Permits”), and the Permits are in full force and effect and are being complied with by each of the Company and its Subsidiaries. With respect to any liquor licenses held by either the Company or any of its Subsidiaries and except as would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, there are no pending disciplinary actions or past disciplinary actions that would reasonably be expected to have any adverse impact on current operations of the Business, the Company or any of its Subsidiaries or negatively affect the nature or level of discipline imposed on account of any future violations of the Laws related to sales and service of alcoholic beverages.
3.7    Capitalization.
(a)    The authorized capital stock of the Company consists of 1,500 shares of Class A Common Stock and 3,000 shares of Class B Common Stock. As of the date of this Agreement, (i) 811.1375 shares of Class A Common Stock were issued and outstanding, (ii) 1,892.6544 shares of Class B Common Stock were issued and outstanding, (iii) no shares of Company Common Stock were held in treasury, (iv) there are outstanding Options granted under the Stock Plans that entitle the holders thereof, upon exercise, to an aggregate of 350.9990 shares of Class A Common Stock and (v) there are a total of 368.6989 shares of Class A Common Stock reserved under the Stock Plans for the purposes of covering any exercise of outstanding Options. Except as disclosed on Schedule 3.7, there are no authorized or outstanding (A) shares of capital stock, equity interests, or other securities of the Company or any of its Subsidiaries, (B) securities of the Company or any of its Subsidiaries convertible into, exchangeable, or exercisable for shares of capital stock, equity interests or other securities of the Company or any of its Subsidiaries, (C) options, warrants, purchase rights, subscription rights, exchange rights or other rights to purchase or acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to transfer, sell or issue, any shares of capital stock, equity interests or other securities, including securities convertible into or exchangeable for shares of capital stock, equity interests or other securities of the Company or any of its Subsidiaries, (D) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries or (E) bonds, debentures, notes, or other Indebtedness that entitles the holders to vote (or that is convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of shares of capital stock, or other securities of the Company or any of its Subsidiaries on any matter (the items in clauses (A), (B), (C), (D) and (E) being referred to collectively as the “Company Securities”). Except as disclosed on Schedule 3.7, all of the Company Securities are, and as of the Closing will be, duly authorized, validly issued, fully paid, nonassessable, and free and clear of all limitation or restriction (including any restriction on the right to vote, sell, or otherwise dispose of such Company Securities, subject only to applicable Laws) and owned beneficially and of record as set forth on such Schedule. All Company Securities have been issued in compliance with all Laws. There are no outstanding obligations to repurchase, redeem, or otherwise acquire any Company Securities. Except as disclosed on Schedule 3.7, to the Knowledge of the Company none of the Company Securities are subject to any voting trust agreement or other contract, agreement, arrangement, commitment, option, proxy, right of first refusal, or preemptive rights agreement, stockholders agreement, or understanding, including any contract restricting or otherwise relating to the voting, dividend rights, distribution rights, or disposition of such Company Securities. There are no dividends that have accrued or been declared but that are unpaid on the Company Common Stock.
(b)    The amount of the aggregate Class A Merger Consideration, the aggregate Class B Merger Consideration and the aggregate Option Merger Consideration set forth in the Aggregate Merger Consideration Spreadsheet, when delivered to Parent and on the Closing Date, will be true and correct in all respects.
3.8    Financial Statements.
(a)    Attached as Schedule 3.8(a) are true, complete and correct copies of (i) the Company’s and its Subsidiaries’ audited consolidated balance sheets and related audited consolidated statements of operations, equity and cash flows as, at and for the years ended December 30, 2009, December 29, 2010 and December 28, 2011, together with any notes and schedules thereto (collectively, the “Annual Financial Statements”), and (ii) the Company’s and its Subsidiaries’ unaudited consolidated interim balance sheet and related unaudited consolidated statement of operations (the financial statements referred to in clause (ii) are collectively referred to as the “Interim Financial Statements”) as, at and for the Company’s fiscal quarter ended June 13, 2012 (the “Statement Date”).
(b)    The Annual Financial Statements and the Interim Financial Statements (together, the “Financial Statements”) (i) fairly present in all material respects the assets, liabilities, capital and consolidated financial position of the Company and its Subsidiaries as of the dates indicated therein, and the results of operation, revenues and expenses and cash flows for the periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments, which the Company does not expect to be, in the aggregate, material), (ii) have been prepared in accordance with GAAP, applied on a consistent basis (except as may be expressly indicated in the notes thereto or, in the case of unaudited statements, for the absence of footnotes) and (iii) were prepared from the books and records of the Company and its Subsidiaries.
(c)    Neither the Company, nor any of its Subsidiaries, is subject to any material liability that would be required to be set forth or reserved against in financial statements prepared in accordance with GAAP, other than: (i) those set forth or adequately reserved against in the Financial Statements, (ii) those described in Schedule 3.8(c), (iii) those incurred since the Statement Date in the ordinary course of the business consistent with past practice and (iv) those incurred in connection with this Agreement and the transaction contemplated hereby.

3.9    No Adverse Changes. Except as disclosed in Schedule 3.9, since December 28, 2011, (a) there has been no Material Adverse Effect, (b) the Company and its Subsidiaries have conducted their respective business only in the ordinary course of business and consistent with past practice and (c) neither the Company nor any of its Subsidiaries has taken any action that would violate paragraphs (a), (b), (e), (f), (j), (l), (m) or (n) of Section 6.1 in any material respect if such action was taken during the period from the date hereof through the Effective Time.
3.10    Properties. Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property.
(a)    Schedule 3.10(a) sets forth a list of any and all real property leased, subleased, licensed or otherwise occupied or used by the Company or any of its Subsidiaries (the “Leased Real Property”) and all leases, subleases, licenses or other agreements (whether written or oral) in connection therewith (individually, a “Lease” and collectively, the “Leases”). All Leases of Leased Real Property are legal, valid, binding, and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law). There does not exist under any such Lease any material breach or default on the part of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, and no event has occurred or circumstances exist that with notice or lapse of time or both would reasonably be expected to constitute a material breach or default thereunder. Except as disclosed on Schedule 3.10(a), neither the Company nor any of its Subsidiaries or Affiliates is a landlord under any Lease.
(b)    With respect to each of the Leased Real Properties and Leases, respectively, except as set forth on Schedule 3.10(b):
(i)    there are no pending or, to Knowledge of the Company, threatened condemnation or expropriation proceedings (or negotiations regarding transfers in lieu thereof), lawsuits or administrative actions relating to any of the Leased Real Property, the Facilities or any portion thereof, or other legal matters affecting materially and adversely the current use, occupancy or value thereof;
(ii)    the Company’s or its Subsidiary’s possession and quiet enjoyment of any such Leased Real Property has not been disturbed and, to the Knowledge of the Company, there are no material disputes with respect to the Leases;
(iii)    neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any other party that is not a Subsidiary of the Company the right to use or occupy the Leased Real Property or any portion thereof;
(iv)    neither the Company nor any of its Subsidiaries has collaterally assigned or granted any security interest in a Lease or any interest therein; and

(v)    there are no Liens on the Leased Real Property, other than Permitted Liens;
(vi)    the Facilities are in good condition and repair, reasonable wear and tear excepted, and are fit for occupancy and use in accordance with the Company’s and its Subsidiaries’ past practice; and
(vii)    the Leased Real Property and the Company’s and its Subsidiaries’ current activities and operations thereon do not violate in any material respect any Law or Order, and, to the Knowledge of the Company, all buildings, improvements, structures and fixtures on the Leased Real Property are constructed, occupied and used in compliance with all Laws and Orders.
(c)    Other than the Leased Real Property listed on Schedule 3.10(a), the Company and its Subsidiaries do not have any other direct or indirect interest in real property, whether leased, subleased, licensed or otherwise, and the Leased Real Property comprises all real property necessary for the Company and its Subsidiaries to properly operate their businesses as currently conducted and the Leased Real Property and Facilities are sufficient therefor.
(d)    Except as set forth in Schedule 3.10(d):
(i)    the Company and each of its Subsidiaries, as applicable, has good and valid title to all owned material properties and assets (whether tangible or intangible, real or personal) reflected in the Interim Financial Statements as of the Statement Date, or purported to have been acquired by the Company or any of its Subsidiaries after such date (excepting, however, property and other assets sold or otherwise disposed of in the ordinary course of business subsequent to such date), and such properties are free of all Liens other than Permitted Liens;
(ii)    all such properties and assets (whether owned, leased or subleased) are sufficient in all material respects for the operation of the Business as currently conducted and as currently proposed to be conducted; and
(iii)    the Company and each of its Subsidiaries, as applicable, has valid leasehold interests in all leased or subleased properties or assets that are material to the operation of the Business, subject to Permitted Liens.
3.11    Tangible Personal Property. Except as would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, all capital equipment, together with all other machinery, equipment, vehicles, leasehold improvements, furniture and fixtures, supplies, inventory and any other tangible personal property owned, held or used by the Company or any of its Subsidiaries in connection with the conduct of the Business are (i) in good operating condition and repair, subject only to normal wear and tear, (ii) free of any patent structural defects, and (iii) are suitable for the purposes for which they presently are used and presently proposed to be used.

3.12    Litigation, Judgments, Etc. Except as set forth in Schedule 3.12 or as would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, there are no actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries in any court or before any other Governmental Authority, or before any arbitrator. Except as set forth in Schedule 3.12 or as would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries is in default with respect to any Order applicable to it of any court or other Governmental Authority or arbitrator.
3.13    Compliance With Laws. Except as set forth in Schedule 3.13 or would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries is, or has been since December 31, 2007, in violation of any applicable Law or Order. None of the Company or any of its Subsidiaries is in default under or in violation of and, to the Knowledge of the Company, no condition exists that with notice or lapse of time or both would reasonably be expected to constitute a default under or violation of, any Permit. No suspension or cancellation of any Permit is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has received any unresolved notice that the Company or any of its Subsidiaries is in material violation of any applicable Law, Order or Permit.
3.14    Labor Relations. Except as set forth in Schedule 3.14:
(a)    neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, contract or legally binding commitment to any labor union or employee organization in respect of or affecting employees of any of the Company or any of its Subsidiaries and/or the Business nor, to the Knowledge of the Company, are there any existing activities or proceedings of any labor union or employee organization to organize any such employees;
(b)    neither the Company nor any of its Subsidiaries is currently engaged in any negotiations with any labor union or employee organization;
(c)    neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice within the meaning of the United States National Labor Relations Act, and there is no pending or, to the Knowledge of the Company, threatened complaint regarding any alleged unfair labor practice or other complaints, including wrongful discharge, discrimination, harassment, retaliation, libel or slander under any applicable labor law;
(d)    there is no strike, labor dispute, work slow-down or stoppage pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any material work stoppage;
(e)    neither the Company nor any of its Subsidiaries has taken any action that is reasonably likely to constitute a “mass layoff,” “mass termination” or “plant closing”

within the meaning of WARN or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law; and
(f)    except as would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with all labor and immigration laws, including compliance with the Fair Labor Standards Act, all applicable wage/hour, employment discrimination, disability, pay equity, and collective bargaining laws and all reporting requirements.
3.15    Intellectual Property and Intellectual Property Licenses.
(a)    Except as disclosed in Schedule 3.15(a):
(i)    the Company and its Subsidiaries are the sole and legal owners of the entire right, title and interest in and to all Intellectual Property material to the operation of the Business (the “Company Intellectual Property”), free and clear of all encumbrances, Liens, restrictions or claims;
(ii)    the Company and its Subsidiaries have made all necessary filings, payments of fees, and recordations to protect and maintain their interests in the Company Intellectual Property;
(iii)    the Company Intellectual Property is subsisting and has not been adjudged invalid, unregistrable or unenforceable, in whole or in part, and is valid and enforceable;
(iv)    none of the Company or any of its Subsidiaries has Knowledge of any uses of any item of Company Intellectual Property or other facts that could be expected to lead to such item becoming invalid or unenforceable, including any unauthorized use by third parties;
(v)    no claim has been made or, to the Knowledge of the Company, threatened that any of the Company Intellectual Property used in the operation of the Business is invalid or unenforceable, or is infringing or misappropriating the Intellectual Property rights or any third party;
(vi)    to the Knowledge of the Company, no third party has infringed, violated or misappropriated any of the Company Intellectual Property used in the operation of the Business;
(vii)    to the Knowledge of the Company, the Company Intellectual Property used in the operation of the Business, the use thereof, and the operation of the Business do not infringe, violate or misappropriate the rights of any third party;
(viii)    no allegation, claim, action or other proceeding has been brought or made, nor, to the Knowledge of the Company, is there any good faith basis for a party to bring any action or proceeding or to claim or allege, that the Company Intellectual

Property used in the operation of the Business, the use thereof by the Company or any of its Subsidiaries, or the operation of the Business, infringes, violates or misappropriates the rights of any third party;
(ix)    none of the Company or any of its Subsidiaries has made a previous assignment, transfer or agreement constituting a present or future assignment, transfer or encumbrance of any of the Company Intellectual Property; and
(x)    none of the Company or any of its Subsidiaries has granted any license, release, covenant not to sue, or non-assertion assurance to any Person with respect to any part of the Company Intellectual Property.
(b)    Patents. Schedule 3.15(b) contains a complete and accurate list of all applications for Patent (including provisional applications), issued Patents, Patent grants and all re-issuances, re-exams, divisionals, continuations, continuations in part and extensions that are part of the Company Intellectual Property. The Company has made available to Parent correct and complete copies of any of the foregoing documentation, each as amended to date.
(c)    Copyrights. Schedule 3.15(c) contains a complete and accurate list of all Copyright registrations, applications for Copyright registration and renewals thereof arising from and related to Copyrights that are part of the Company Intellectual Property. The Company has made available to Parent correct and complete copies of any of the foregoing documentation, each as amended to date.
(d)    Marks. Schedule 3.15(d) contains a complete and accurate list of all of the Mark registrations, applications for Mark registration and renewals thereof that are part of the Company Intellectual Property. The Company has made available to Parent correct and complete copies of any of the foregoing documentation, each as amended to date.
(e)    Software. Schedule 3.15(e) contains a complete and accurate list of all software used by the Company or any of its Subsidiaries in connection with the conduct of the Business, other than commercially available “off the shelf” software.
(f)    Intellectual Property Licenses. Schedule 3.15(f) contains a complete and accurate list of all Intellectual Property Licenses, other than end-user licenses for commercially available “off the shelf” software. Further, the Company has made available to Parent correct and complete copies of such Intellectual Property Licenses, including any amendments thereto. No claim, action, suit, complaint or proceeding has been brought or alleged against the Company or its Subsidiaries for breach of any agreement listed in Schedule 3.15(f). Except as set forth in Schedule 3.15(f), with respect to each Intellectual Property License where Company or any of its Subsidiaries is a licensee or sublicensee, there are no royalty, commission or other executory payment agreements, arrangements or understandings relating to such Intellectual Property.
(g)    Domain Names. Schedule 3.15(g) contains a complete and accurate list of all domain names owned or used by the Company or any of its Subsidiaries in the operation of the Business. The Company or one of its Subsidiaries is the record owner of each such domain name.
(h)    Trade Secrets; Confidential Information. The Company and its Subsidiaries have used commercially reasonable efforts to protect and enforce their Trade Secrets and otherwise to safeguard and maintain the secrecy and confidentiality of all Intellectual Property that derives its value from maintaining its non-public nature (such Intellectual Property and the Trade Secrets, collectively, the “Confidential Information”). No current or prior officers, employees or consultants of the Company have claimed any ownership interest in any Company Intellectual Property as a result of having been involved in the development of such property while employed by or consulting to the Company or any of its Subsidiaries. To the Knowledge of the Company, there has been no violation of any confidentiality or nondisclosure agreement relating to the Company Intellectual Property, including the Confidential Information. Except as set forth in Schedule 3.15(h), all Company Intellectual Property has been developed by employees of the Company or its Subsidiaries, within the course and scope of their employment.
3.16    Material Contracts and Liens.
(a)    Schedule 3.16(a) lists the following contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound (including all amendments and supplements thereof):
(i)    all of the contracts, leases (excluding any Leases), licenses, and other agreements of involving payments by or to the Company or any of its Subsidiaries of at least $350,000 annually;
(ii)    the Leases;
(iii)    all contracts and agreements (other than contracts or agreements that have been fully performed) related to the construction and/or renovation of any new or existing Facility or restaurant location in excess of $350,000;
(iv)    all notes, bonds, indentures and other instruments and agreements evidencing, creating or otherwise relating to Indebtedness and guarantees of obligations for Indebtedness;
(v)    all joint venture, limited liability company and partnership agreements or other agreement involving the sharing of profits, losses, costs or liabilities with any third party;
(vi)    any agreement that is terminable upon or prohibits a change in control of the Company or any of its Subsidiaries;
(vii)    all contracts containing covenants that limit the freedom of the

Company or any of its Subsidiaries or Affiliates to engage, or to compete with any Person, in the Business or any other business;
(viii)    all employment, severance, change in control or consulting agreements between the Company or any of its Subsidiaries and any of their respective employees, officers, stockholders, members, managers, partners or directors;
(ix)    all contracts with any Affiliate of an Insider of the Company or any of its Subsidiaries;
(x)    any agreement under which the Company or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $100,000;
(xi)    any collective bargaining agreement;
(xii)    any agreement under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect; or
(xiii)    any settlement, conciliation or similar agreement, the performance of which will involve payment after the Statement Date of consideration in excess of $500,000 individually or $2,500,000 in the aggregate.
(b)    Each contract listed on Schedule 3.16(a) as well as any other contract or agreement that is material to the operation of the Business is referred to herein as a “Material Contract” and, collectively, as the “Material Contracts.”
(c)    Except as disclosed in Schedule 3.16(c), none of the Company or any of its Subsidiaries is, and but for a requirement that notice be given or that a period of time elapse or both, would be, in material breach or default under any Material Contract and, to the Knowledge of the Company, no other party is in material breach of any Material Contract. All of the Material Contracts of the Company and its Subsidiaries are legal, valid and binding obligations of the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, the other parties thereto, enforceable in accordance with their respective terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at Law), and are in full force and effect. Correct and complete copies of all Material Contracts (including all amendments and supplements thereto) have been provided to Parent. The representations and warranties contained in this Section 3.16(c) shall not apply to any Leases, which are the subject of the representations and warranties made in Section 3.10.
3.17    Environmental and Health Laws.
(a)    To the Knowledge of the Company, and except as disclosed on

Schedule 3.17(a), the Company and its Subsidiaries are and have at all times since December 31, 2007, been in material compliance with all Environmental Laws, including all Permits required thereunder, affecting, or relating to the Leased Real Property and the Business of the Company, and neither the operations nor the assets of the Company or any of its Subsidiaries are subject to any Remedial Action under any Environmental Law.
(b)    To the Knowledge of the Company, and except as disclosed on Schedule 3.17(b), neither the Company or its Subsidiaries nor, to the Knowledge of the Company, any legal predecessor thereto has released any material amount or concentration of any hazardous substance on, under, at, to, from or in any way affecting the Leased Real Property or any other real property previously leased or operated at any time by the Company or any of its Subsidiaries (during such time that any of the Company or its Subsidiaries leased or operated such previously operated and leased assets or real property).
(c)    To the Knowledge of the Company, and except as disclosed on Schedule 3.17(c), there has not been at any time any (i) off-site shipment of any hazardous substances by the Company, any of its Subsidiaries or, to the Knowledge of the Company any of the Company’s or its Subsidiaries’ respective legal predecessors that currently gives rise to, or could reasonably be expected to give rise to, material liabilities or obligations under any Environmental Law or (ii) to the Knowledge of the Company, land fill, underground or aboveground storage tanks, underground piping, surface impoundments, disposal areas or friable asbestos material on, under, at or in any way affecting any Leased Real Property that requires any Remedial Action by the Company or any Subsidiaries.
(d)    Except as disclosed on Schedule 3.17(d), neither the Company or any of its Subsidiaries is subject to any existing, pending or, to the Knowledge of the Company, threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority under any Environmental Law.
(e)    Except as disclosed on Schedule 3.17(e) or as would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Laws, including those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and the Company and its Subsidiaries are in material compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.
(f)    Except as set forth on Schedule 3.17(f), neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any legal predecessor thereto, has assumed by contract, agreement (including any administrative order, consent agreement, lease or sale-leaseback) or operation of law, or otherwise agreed to, an obligation to (i) indemnify or hold harmless any other Person for any violation of any Environmental Laws or any obligation or liability arising thereunder, or (ii) assume or satisfy any liability for any release of any hazardous substance, conduct any Remedial Action with regard to any release of any hazardous substance, or implement any institutional control (including any deed restriction) regarding any existing hazardous substances, and to the extent that the Company or any of its Subsidiaries is subject to any such agreement set forth in clauses (i) or (ii) of this Section 3.17(f), it has no outstanding obligations.
(g)    The Company and its Subsidiaries have delivered to the Parent complete copies and results of all environmental reports (including Phase I and Phase II environmental site assessments and letter reports), investigations, disclosures, studies, sampling results, analyses, assessments, tests, plans and audits, regardless of whether such documents are in draft or final form, in their possession or control that both (i) relate to the Business and (ii) address any environmental, health and safety matters or liabilities, including those arising under any Environmental Laws or relating to the use, storage, treatment, transportation, manufacture, refinement, handling, production or release of any hazardous substance.
3.18    Taxes. Except as set forth on Schedule 3.18:
(a)    none of the Company or any of its Subsidiaries (nor any Person to whose liabilities the Company or any of its Subsidiaries has succeeded) (i) has ever filed a consolidated federal income Tax Return or a consolidated, unitary or combined state income Tax Return, or been included in any such Tax Return filed by another entity (except for the affiliated group, within the meaning of Section 1504(a) of the Code, of which the Company is the common parent) or (ii) has any liability for Taxes of any Person (other than the Company and any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or by contract (other than contracts entered into in the ordinary course of business that could not reasonably be expected to result in a material Tax liability to the Company or any of its Subsidiaries);
(b)    each of the Company and each of its Subsidiaries has filed all material Tax Returns required to have been filed by or for it, and all information set forth in such Tax Returns is correct and complete in all material respects;
(c)    all Taxes shown as due and payable on the Tax Returns described in Section 3.18(b) have been timely paid;
(d)    there is no Tax Lien outstanding against any of the assets or properties of the Company or any of its Subsidiaries (other than Tax Liens for Taxes not yet due and payable);
(e)    each of the Company and each of its Subsidiaries is in compliance in all material respects with, and the Company’s and its Subsidiaries’ records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply in all material respects with, all applicable Tax information reporting and Tax withholding requirements;

(f)    the Financial Statements (with respect to the periods set forth therein) and the books and records of the Company and its Subsidiaries (with respect to the period since the Statement Date through the end of the last quarter for which the Company and its Subsidiaries ordinarily record items on their respective books and records) fully and properly reflect all material liabilities for Taxes, and the Company and its Subsidiaries are in material compliance with the requirements of ASC 740 10;
(g)    none of the Company or any of its Subsidiaries has granted (nor is it subject to) any waiver currently in effect of the period of limitations for the assessment or collection of Tax, no unpaid Tax deficiency has been asserted in writing against or with respect to the Company or any of its Subsidiaries, and there is no pending examination, administrative or judicial proceeding, or deficiency or refund litigation, with respect to any Taxes of the Company or any of its Subsidiaries;
(h)    none of the Company or any of its Subsidiaries is required to include in income any amount from an adjustment pursuant to Section 481 of the Code or the regulations thereunder or any similar provision of state Law;
(i)    none of the Company or any of its Subsidiaries is a party to, or obligated under, any agreement or other arrangement providing for the payment of any amount that would be an “excess parachute payment” under Section 280G of the Code;
(j)    since December 31, 2008, none of the Company nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation in a transaction to which Section 355(a) of the Code applies, nor has any stock or securities of the Company or any of its Subsidiaries been distributed in such a transaction;
(k)    none of the Company or any of its Subsidiaries is a party to, or obligated under, any Tax sharing, Tax allocation, or Tax indemnity agreement (other than an agreement entered into in the ordinary course of business and that could not reasonably be expected to result in a material Tax liability to the Company or any of its Subsidiaries);
(l)    the income Tax Returns of the Company and its Subsidiaries, copies of which have been provided to Parent, accurately set forth the amounts of all losses and Tax credits available to be carried forward, and none of such losses or credits is subject to any limitation under Section 382 or 383 of the Code or any other applicable provision of federal, state or foreign Law;
(m)    none of the Company or any of its Subsidiaries is, nor has it been at any time during the last five years, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code; and
(n)    none of the Company or any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any

predecessor regulation, and the Company and each of its Subsidiaries has properly disclosed in its Federal Income Tax Returns all “reportable transactions” within the meaning of Treasury Regulations § 1.6011-4(b)(1), any predecessor regulation, or any similar provision of state or foreign Law.
3.19    Employee Benefit Plans. Schedule 3.19 sets forth a complete list of all Employee Plans. None of the Company or any of its Subsidiaries has any material liability for compensation or benefits under any plan, contract, arrangement or practice other than the Employee Plans.
(a)    With respect to the Employee Plans, where applicable, true and complete copies of the following materials have been made available to Parent: (i) the plan document for each Employee Plan or, in the case of an unwritten Employee Plan, a written description of such Employee Plan; (ii) the most recent determination or opinion letter received from the IRS; (iii) summary plan descriptions, summaries of material modifications and the most recently filed annual reports (Form 5500); and (iv) trust agreements and insurance contracts relating to the funding or payment of benefits under any Employee Plan, in each case, the delivery of which to Parent would not violate applicable Law.
(b)    Except as would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole,
(i)    each Employee Plan has been maintained, operated and administered in compliance with its terms and applicable Laws; and
(ii)    there have been no non-exempt prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any liability or excise Tax under ERISA or the Code being imposed on the Company or any of its Subsidiaries.
(c)    Each Employee Plan intended to be qualified under Section 401(a) of the Code has received a favorable opinion or determination letter from the IRS, and nothing has occurred since the date of any such opinion or determination letter that could reasonably be expected to cause the IRS to revoke such determination.
(d)    Neither the Company nor any of its Subsidiaries has any liability with respect to and neither the Company nor any other entity that, together with the Company, is or was treated as a single employer under Section 414 of the Code, at any time in the past six years has had an obligation to contribute to a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or subject to Title IV of ERISA (including a “multiemployer plan” as defined in Section 3(37) or Section 4001 of ERISA).
(e)    There is no pending or, to the Knowledge of the Company, threatened assessment, complaint, proceeding or investigation of any kind in any court or before any Governmental Authority with respect to any Employee Plan (other than routine claims for benefits).
(f)    Neither the Company nor any of its Subsidiaries has ever maintained or been obligated to provide benefits or other contributions to any Employee Plan that provides death or medical benefits beyond termination of service or retirement other than coverage mandated by Law.
(g)    Other than the Stock Plans, neither the Company nor any of its Subsidiaries maintains any incentive plan or other plan under which any Person can become eligible to receive options, warrants, purchase rights or other equity securities of the Company or any of its Subsidiaries.
(h)    Other than the cancellation of the Conversion Options pursuant to Section 2.2, the execution and performance of this Agreement, either alone or in combination with another event, will not (1) constitute a stated triggering event under any Employee Plan that will result in a payment or funding or contribution obligation (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any current or former officer, employee, manager, director or consultant (or dependents of such persons) or (2) accelerate the time of a payment or vesting or increase the amount of compensation due to any current or former officer, employee, manager, director or consultant (or dependents of such persons) of the Company or any of its Subsidiaries.
(i)    As of the effective date of this Agreement, none of the Company or any of its Subsidiaries has a binding commitment to institute any material plan, program, arrangement or agreement for the benefit of employees or former employees or to continue to maintain any of the Employee Plans, or to make any material amendments to any of the Employee Plans, other than amendments required by Law or in the ordinary course.
3.20    Brokerage Agreements. Except as disclosed on Schedule 3.20, none of the Company or any of its Subsidiaries has entered (directly or indirectly) into any agreement with any person, firm or corporation for the payment of any commission, brokerage or “finder’s fee” in connection with the transactions contemplated hereby. The commissions, brokerages and finder’s fees set forth on Schedule 3.20 shall be paid by the Company prior to Closing or constitute Company Expenses to be paid at Closing.
3.21    Banks. Schedule 3.21 sets forth (a) the name of each bank, trust company, stock and other broker with which the Company or any of its Subsidiaries has an account, credit line, safe deposit box or vault or maintains any relations, and (b) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault.
3.22    Managers, Officers and Key Employees. Schedule 3.22 contains a true and complete list of the name and salary, as well as the title or functional position, of each current manager, officer, partner and member of the Company and any of its Subsidiaries, and each other current employee, consultant, representative, salesman or agent employed or under contract with the Company or any such Subsidiary at an annual compensation (including base salary and bonus) of more than $100,000.
3.23    Suppliers. Schedule 3.23 sets forth a true and complete list of the ten (10) most significant third-party suppliers of each of the Company and its Subsidiaries during the fiscal year ended December 28, 2011. Schedule 3.23 includes the total dollar volume for such suppliers for the applicable period. Except as set forth on Schedule 3.23, there are no material minimum purchase contracts or understandings between any of the Company or any of its Subsidiaries, on the one hand, and any respective supplier, on the other hand. None of the Company or any of its Subsidiaries has received any notice or proposal from any material supplier (a) requiring or proposing modifications in the terms on which such suppliers conduct business with the Company or such Subsidiary or (b) terminating or cancelling its relationship with the Company or such Subsidiary.
3.24    Insurance. Schedule 3.24 contains a true and complete list of all insurance policies (specifying the location, insured, insurer, amount of coverage, type of insurance and policy number) maintained by the Company and its Subsidiaries. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Except as would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, such policies, including products liability insurance, (a) are sufficient for compliance with all requirements of Law and of all agreements to which the Company or any of its Subsidiaries is a party, (b) are valid, outstanding and enforceable policies, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law), (c) will remain in full force and effect through their respective dates set forth in Schedule 3.24 without the payment of additional premiums, (d) insure the Company and its Subsidiaries in amounts and against such risks in accordance with sound business practices and (e) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Except as would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, no insurer has advised the Company or any of its Subsidiaries that it intends to reduce coverage, increase premiums or fail to renew any existing policy or binder.
3.25    Personal Injury. Except as set forth on Schedule 3.25, or as would not reasonably be expected to result in a liability that is material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries has received any notice (written or oral) from any Person of any claim or potential claim against it relating to the bodily injury, death or other disability caused by the food and beverage products served by the Company or such Subsidiary, as applicable.
3.26    Certain Payments. None of the Company or any of its Subsidiaries has made any payment to governmental or quasi governmental officials or unlawful payments to customers or suppliers for the sharing of fees or rebating of charges or reciprocal practices that are, or may be with the passage of time or discovery, illegal.
3.27    Certain Business Relationships with the Company. Except as set forth on Schedule 3.27, no Insider or any of its Affiliates is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any interest in any property owned or leased by the Company or any of its Subsidiaries. Except as set forth on Schedule 3.27, no Insider owns, possesses or has otherwise retained any rights to use any assets (including any Intellectual Property), rights or contractual benefits that are owned, leased or used by the Company or any of its Subsidiaries in the Business. Without limiting the foregoing, except for the Affiliates set forth on Schedule 3.27, no Insider is an officer, manager, director, owner or employee of any franchisee or supplier of the Company or any of its Subsidiaries or any other entity having a material business relationship with the Company or any of its Subsidiaries.
3.28    No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III OR IN ANY CERTIFICATE DELIVERED BY THE COMPANY PURSUANT TO THIS AGREEMENT, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF THE COMPANY, OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. PARENT AND MERGER SUB HEREBY ACKNOWLEDGE AND AGREE THAT THEY WILL BE ENTITLED TO RELY ONLY UPON THE REPRESENTATIONS AND WARRANTIES THAT ARE CONTAINED IN THIS AGREEMENT OR ANY SUCH CERTIFICATE. THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY DISCLOSURE SCHEDULE HERETO WILL NOT BE DEEMED TO CONSTITUTE AN ACKNOWLEDGEMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED.
ARTICLE IV

REPRESENTATIONS OF THE PARTY COMPANY STOCKHOLDERS
Each Party Company Stockholder, severally (and not jointly), hereby warrants and represents to Parent and Merger Sub as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing) as follows:
4.1    Organization, Existence and Good Standing. If such Party Company Stockholder is an entity, such Party Company Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.
4.2    Authorization; Absence of Conflicts.
(a)    Such Party Company Stockholder has all necessary entity power and authority, and in the case of each Party Company Stockholder who is a natural person, the capacity and competency, to execute and deliver this Agreement, to perform such Party Company Stockholder’s obligations under this Agreement and to consummate the transactions contemplated hereby and thereby, and if such Party Company Stockholder is an entity, such Party Company Stockholder has made available to Parent documents evidencing such power and authority as is reasonably satisfactory to Parent. Each of this Agreement and any other Ancillary Agreement to which such Party Company Stockholder is a party, has been duly executed and delivered by such Party Company Stockholder and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding agreement of such Party Company Stockholder enforceable against such Party Company Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is sought in a proceeding in equity or at Law).
(b)    The execution, delivery and performance of this Agreement and any other Ancillary Agreement to which such Party Company Stockholder is a party, the consummation of the transactions contemplated by this Agreement and any other Ancillary Agreement to which such Party Company Stockholder is a party, and the fulfillment of and compliance with the terms and conditions of this Agreement and any other Ancillary Agreement to which such Party Company Stockholder is a party, do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, or permit the acceleration of any obligation under, or create in any party the right to terminate, modify or cancel (i) any contract, agreement, permit, franchise or license to which such Party Company Stockholder is a party, (ii) any judgment, decree or order of any court or Governmental Authority to which such Party Company Stockholder is a party or by which such Party Company Stockholder or any of his or her respective properties is bound, (iii) any Law, Order or arbitration award applicable to such Party Company Stockholder, or (iv) any limited liability agreement or other organizational document if such Party Company Stockholder is an entity, except in the case of clauses (i) through (iv) as would not be reasonably expected to have an adverse effect on such Party Company Stockholder’s ability to perform his or its obligations under this Agreement.
(c)    Each Party Company Stockholder has had the opportunity to review the Merger Agreement with counsel of its, his or her own choosing.
4.3    Ownership of Shares.
(a)    Except for the matters set forth on Schedule 4.3(a), such Party Company Stockholder is the record and beneficial owner of and has good and valid title to the number of Company Securities set forth next to such Person’s name on Exhibit A hereto and such Company Securities are owned free and clear of all Liens. Other than Company Securities listed on Exhibit A hereto, such Party Company Stockholder has no beneficial ownership of shares of Company Common Stock or any option, warrant, purchase right or other equity security of the Company or right of any kind to have any such equity security issued. Except as set forth on Schedule 4.3(a), no Party Company Stockholder is a party to any contract (other than this Agreement) that could require such Party Company Stockholder to sell or otherwise dispose of, or grant any interest in, any of such Party Company Stockholder’s Company Securities.
(b)    Except as set forth on Schedule 4.3(b), such Party Company Stockholder has the exclusive right, power and authority to vote, transfer and demand or waive appraisal rights with respect to the shares of Company Securities owned by such Person listed on Exhibit A hereto, and such Party Company Stockholder is not a party to or bound by any agreement or legal restriction affecting or relating to such Person’s right to transfer, vote or seek appraisal with respect to the shares of Company Common Stock owned by such Person and to consummate the transactions contemplated by this Agreement.
4.4    Waiver of Appraisal Rights; Stockholder Litigation. To the fullest extent permitted by Law, such Party Company Stockholder hereby (a) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger or other transactions contemplated in this Agreement, and (b) agrees not to bring, and agrees to opt out of and otherwise not participate in, any lawsuit, action or other proceeding against any of the Parties or against any director, officer or stockholder of the Company, any of its Subsidiaries, Parent or Merger Sub alleging that any such Person breached or aided and abetted the breach of any fiduciary, disclosure or other legal duty owed to any Company Stockholder in connection with the execution, delivery and performance of this Agreement (including the approval of this Agreement by the Board of Directors of the Company and the delivery of the Written Consents providing for the Requisite Stockholder Approval).
4.5    Solvency. Such Party Company Stockholder is Solvent as of the date of this Agreement and will be Solvent as of immediately after the Effective Time. For purposes of this Section 4.5, “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.
4.6    Non-Contravention; Consents. Neither the execution or delivery of this Agreement or the Ancillary Agreements to which such Party Company Stockholder is a party nor the consummation of the transactions contemplated hereby or thereby (a) will conflict with or result in a breach, or violation of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration, under any of the terms, conditions or provisions of (i) any of the organizational documents of such Party Company Stockholder that is a entity or (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement, document, instrument, Law, Order, certificate or other obligation to which such Party Company Stockholder is a party or to which such Party Company Stockholder is subject or to which any of its properties or assets may be bound, (b) will result in the creation of any material Lien on any properties or assets of such Party Company Stockholder or (c) except as disclosed in Schedule 4.6, will require such Party Company Stockholder to obtain the consent of any Person other than a Governmental Authority not already obtained except, in the case of clause (c), for such consents the absence of which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. Except as expressly contemplated by this Agreement or any Ancillary Agreement, no consent, action, approval or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution and delivery of this Agreement or any Ancillary Agreement by such Party Company Stockholder or the performance by any such Party Company Stockholder of the terms hereof or thereof or the validity or enforceability of this Agreement or such Ancillary Agreement, except for such filings and approvals, if any, as may be required under the HSR Act, the DGCL or as set forth on Schedule 4.6.
4.7    Litigation. Except as set forth on Schedule 4.7, there are no suits, actions, claims, arbitrations, proceedings or investigations pending or, to the knowledge of such Party Company Stockholder, threatened against, relating to or involving such Party Company Stockholder that could reasonably be expected to adversely affect such Party Company Stockholder’s ability to consummate the transactions contemplated by this Agreement or any other Ancillary Agreement to which any such Party Company Stockholder is a party.
4.8    Disclosure; No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV OR IN ANY CERTIFICATE DELIVERED BY ANY PARTY COMPANY STOCKHOLDER PURSUANT TO THIS AGREEMENT, NEITHER ANY PARTY COMPANY STOCKHOLDER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF ANY SUCH PARTY COMPANY STOCKHOLDER, OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. PARENT AND MERGER SUB HEREBY ACKNOWLEDGE AND AGREE THAT THEY WILL BE ENTITLED TO RELY ONLY UPON THE REPRESENTATIONS AND WARRANTIES THAT ARE CONTAINED IN THIS AGREEMENT OR ANY SUCH CERTIFICATE.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT
Parent hereby warrants and represents to the Company as follows:
5.1    Organization and Qualification.

(a)    Parent is a Florida corporation, duly organized, validly existing and in good standing under the laws of the State of Florida, with the power and authority to own, operate and lease its properties and to carry on its business, and Parent is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties or the nature of its business makes such qualification necessary, except where the failure to have such power or authority would not be reasonably expected to prevent or materially delay the consummation of transactions contemplated hereby.
(b)    Merger Sub is a Delaware corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the power and authority to own, operate and lease its properties and to carry on its business, and Merger Sub is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties or the nature of its business makes such qualification necessary, except where the failure to have such power or authority would not be reasonably expected to prevent or materially delay the consummation of transactions contemplated hereby.
5.2    Authorization of Agreement; No Violation; No Consents.
(a)    Each of Parent and Merger Sub has all necessary corporate power and authority to enter into, execute and deliver this Agreement and (to the extent applicable) the Ancillary Agreements, and to make the representations, warranties, covenants and agreements made herein and therein. This Agreement and the Ancillary Agreements executed and delivered on the date hereof have been duly executed and delivered by Parent and Merger Sub. The execution and delivery of any Ancillary Agreements executed and delivered after the date hereof and the consummation of the transactions contemplated hereby and by the Ancillary Agreements have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings are necessary to authorize this Agreement and the other Ancillary Agreements to which it is a party or for Parent or Merger Sub to consummate the transactions contemplated hereby and thereby.
(b)    Neither the execution or delivery of this Agreement and, when executed and delivered, the execution and delivery of each Ancillary Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby or thereby (a) will conflict with or result in a breach, or violation of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration, under any of the terms, conditions or provisions of (i) any of the organizational documents of Parent or Merger Sub or (ii) any agreement, document, instrument, Law, Order, certificate or license to which Parent or Merger Sub is a party or to which it is subject, or (b) will require Parent or Merger Sub to obtain the consent of any Person other than a Governmental Authority and except, in the case of clause (b), for such consents the absence of which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. No consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality or any other person or entity is required to authorize, or is otherwise required in connection with, the execution and delivery of this Agreement or the Ancillary Agreements by Parent or Merger Sub or the performance of the terms hereof or thereof by Parent or the validity or enforceability hereof or thereof against Parent, except for such filings and approvals, if any, as may be required under the HSR Act, filings under federal securities laws and the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with Section 2.1(a), and except for violations that would not prevent or materially delay the consummation of the transactions contemplated hereby.
(c)    This Agreement and, when executed and delivered, the Ancillary Agreements, assuming the due authorization and execution by the Company and other counterparties, constitute the legal, valid and binding obligations of Parent and Merger Sub enforceable against Parent or Merger Sub in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforceability is sought in a proceeding in equity or at Law).
5.3    Financial Ability. Parent will have at Closing, either through cash on hand and/or through Parent’s revolving credit facility in existence as of the date hereof, funds sufficient to fund the consummation of the transactions contemplated by this Agreement and to satisfy all other reasonably anticipated costs and expenses arising in connection therewith. Parent is not aware of any facts or circumstances that could reasonably be expected to result in its inability to draw (without material delay) the funds necessary to be drawn under such revolving credit facility in order to complete the transactions contemplated by this Agreement and to satisfy all other reasonably anticipated costs and expenses arising in connection therewith.
5.4    Brokerage Agreements. Neither Parent nor Merger Sub has entered (directly or indirectly) into any agreement with any person, firm or corporation providing for the payment of any commission, brokerage or “finder’s fee” in connection with the transactions contemplated hereby for which the Company or any Affiliate thereof will have any responsibility.
5.5    Disclosure; No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V OR IN ANY CERTIFICATE DELIVERED BY PARENT PURSUANT TO THIS AGREEMENT, NEITHER PARENT NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF PARENT OR MERGER SUB, OR ANY OF THEIR ASSETS, LIABILITIES OR OPERATIONS, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. THE COMPANY HEREBY ACKNOWLEDGES AND AGREES THAT IT WILL BE ENTITLED TO RELY ONLY UPON THE REPRESENTATIONS AND WARRANTIES THAT ARE CONTAINED IN THIS AGREEMENT OR ANY SUCH CERTIFICATE.
ARTICLE VI

CERTAIN COVENANTS
6.1    Conduct of Business Prior to the Closing Date. The Company agrees that between the date of this Agreement and the Effective Time, the Company will conduct, and cause its Subsidiaries to conduct, the Business in the ordinary course of business consistent with past practice, except as expressly (i) required by this Agreement, (ii) set forth in Schedule 6.1 or (iii) approved by Parent in writing. Without limiting the foregoing, except as expressly required by this Agreement, from the date hereof through the Effective Time:
(a)    no change will be made in the certificate of incorporation, bylaws, stockholders agreement or any other organizational document of the Company or any Subsidiary;
(b)    no change will be made in the number or dollar amount of authorized or issued capital stock or other equity interests of the Company or any of its Subsidiaries, including pursuant to any split, combination, subdivision or reclassification of any such capital stock or other equity interest (except for the exercise, expiration or forfeiture of any Conversion Options listed on Schedule 3.7 in accordance with their respective terms); nor will any option, warrant, call, right, commitment, conversion right, right of first refusal, pledge, hypothecation, or agreement of any character be granted or made by the Company or any of its Subsidiaries relating to the authorized or issued capital stock or other equity interest thereof; nor will the Company or any of its Subsidiaries issue, grant or sell any securities or obligations convertible into or redeem or purchase any capital stock or other equity interest of the Company or any of its Subsidiaries (except for the exercise of any stock options listed on Schedule 3.7 in accordance with their respective terms in effect on the date hereof);
(c)    each of the Company and its Subsidiaries will duly comply in all material respects with all Laws and Orders applicable to them and all Laws and Orders applicable to the transactions contemplated by this Agreement;
(d)    the Company and its Subsidiaries will not (i) incur any Indebtedness in addition to any Indebtedness outstanding on the date hereof or any renewals or extensions thereof, except for borrowings made in the ordinary course of business consistent with past practice under the Company’s revolving credit facility, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for the endorsement of checks for collection in the ordinary course of business, or (iii) make any loans, advances or capital contributions to, or investments in, any other Person, except in connection with normal relocations, travel advances or similar advances to employees of the Company or its Subsidiaries in the ordinary course of business consistent with past practice;
(e)    neither the Company nor any of its Subsidiaries will (i) increase the compensation payable or to become payable to any officer or employee thereof except in the ordinary course of business consistent with past practice as part of regular annual reviews (provided, however, that the aggregate increase for all such officers and employees will not be greater than three percent (3%) of the current aggregate compensation payable by the Company and any of its Subsidiaries to all officers and employees), (ii) create, establish, enter into or terminate any bonus plan or other employee benefit plan or (iii) commit itself or any Employee Plan (A) to any additional pension, profit-sharing, bonus, incentive, deferred compensation, equity interest purchase, equity interest option, equity interest appreciation right, severance pay, retirement or any employee benefit plan, agreement or arrangement, or to any material employment or consulting agreement with or for the benefit of any person or (B) to amend in any material respect any Employee Plan, except as required by Law;
(f)    neither the Company nor any of its Subsidiaries will, except for sales of inventory in the ordinary course of business to the Company’s or its Subsidiaries’ customers, sell, transfer, mortgage, or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any properties, real, personal or mixed, tangible or intangible, which have a value on the consolidated books of the Company, either individually or in the aggregate, in excess of $500,000 and will not allow such properties to become subject to any Liens (other than Permitted Liens);
(g)    except as set forth on Schedule 6.1(g), neither the Company nor any of its Subsidiaries will make or commit to make any capital expenditure, capital addition or capital improvement in an amount exceeding $250,000 for any single Facility;
(h)    neither the Company nor any of its Subsidiaries will settle, cancel, compromise, release or provide a waiver with respect to any claims, actions or proceedings existing on or commenced after the date hereof and involving more than $500,000 individually or $2,500,000 in the aggregate;
(i)    neither the Company nor any of its Subsidiaries will make any payment that would be a breach of, or require disclosure under, Section 3.27 of this Agreement;
(j)    the Company will not declare or pay any dividends or distributions with respect to its capital stock or redeem any capital stock for cash or otherwise; provided, however, that the Parties acknowledge that certain of the Company’s Subsidiaries are not wholly-owned by the Company and such Subsidiaries are required by the terms of the organizational documents of such Subsidiaries to make distributions to their equityholders, such requirements and the estimated distributions prior to Closing being set forth on Schedule 6.1(j);
(k)    the Company and its Subsidiaries shall not make any acquisitions (including by merger, consolidation or acquisition of stock or assets or any other business combination) of (i) any corporation, partnership, other business organization or any division thereof or equity interests therein or a substantial portion of the assets thereof for consideration (including any potential “earn-outs” or other contingent or deferred consideration), or (ii) any real property (other than entering into leases in connection with the new restaurant locations identified on Schedule 6.1);

(l)    the Company and its Subsidiaries shall not adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(m)    the Company and its Subsidiaries shall not make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except as may be required under GAAP or by applicable Law;
(n)    except as disclosed in Schedule 6.1(n), the Company and its Subsidiaries shall not make or change any material Tax elections, change any annual Tax accounting period, elect to adopt or change any method of accounting, amend any material Tax Return, enter into any closing agreement with respect to any material Tax, settle any material Tax claim or any assessment or surrender any right to claim a material Tax refund or extend or waive any applicable statute of limitations with respect to Taxes;
(o)    except as set forth on Schedule 6.1(g) or Schedule 6.1(o), neither the Company nor any of its Subsidiaries shall amend, modify, terminate, cancel or enter into any Material Contract; provided, however, that the Company or any of its Subsidiaries may amend or modify any Material Contract if such amendment or modification is reasonably required in connection with the construction and establishment of the new stores described on Schedule 6.1 or the renovation projects described on Schedule 6.1, provided that the Company gives Parent prompt notice of such action, and provided further that such actions do not involve amounts in excess of $100,000 over the amounts on Schedule 6.1, Schedule 6.1(g) or Schedule 6.1(o), as applicable, for a single location without the prior consent of Parent, which consent will not be unreasonably withheld or delayed; and
(p)    neither the Company nor any of its Subsidiaries will agree to do any of the foregoing.
6.2    Access by Parent. During the period from the date of this Agreement to the Effective Time or the prior termination of this Agreement pursuant to Section 9.1, Parent and its employees, representatives and agents will be given reasonable access to the facilities, properties, personnel, books and records (including Tax records) of the Company and its Subsidiaries for the purpose of conducting an investigation of its financial condition, status, business, properties and assets; provided, however, that such investigation will be conducted in a manner that does not unreasonably interfere with normal operations of the Company and its Subsidiaries; and provided further, that Parent will, and will cause its employees, representatives and agents to, keep all information furnished to Parent in connection with the transactions contemplated by this Agreement confidential in accordance with the terms and conditions of the Confidentiality Agreement. The Company will cause the Company’s and its Subsidiaries’ employees, and will use its commercially reasonable efforts to cause the Company’s counsel, accountants and other representatives, to be available to Parent and its employees and agents during normal business hours for such purposes.
6.3    Satisfaction of Closing Conditions. Each Party hereto agrees to use its commercially reasonable efforts to satisfy the conditions to the Closing set forth in Article VII in an expeditious manner.
6.4    Competition Filings.
(a)    Subject to the terms and conditions herein provided, each Party will (i) make any filings required by such Party under any applicable antitrust or competition Laws as soon as practicable after the date hereof (but in no event later than five (5) Business Days after the date hereof), which filings will include a request for early termination of any applicable waiting period, (ii) make, after such filings are made, any other submissions required to be made by such Party under such Laws, (iii) use commercially reasonable efforts to cooperate with one another in making all such filings and timely seeking all such consents, permits, authorizations or approvals and (iv) use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust or competition Laws with respect to the transactions contemplated hereby.
(b)    Notwithstanding anything to the contrary in this Section 6.4 or in Section 6.5:
(i)    neither Parent nor Merger Sub shall be required to take any action that would reasonably be expected to substantially impair the overall benefits expected by Parent, as of the date hereof, to be realized from the consummation of the transactions contemplated by this Agreement;
(ii)    neither Parent nor Merger Sub shall be required to, and the Company shall not, agree to any restriction on the conduct of its business in the ordinary course, to make any divestitures, to commence or be a plaintiff in any litigation or to offer or to grant any material accommodation (financial or otherwise) to any third party;
(iii)    no Party shall be required to defend any lawsuits or other legal proceedings or contest or resist any action challenging this Agreement or the consummation of the transactions contemplated by this Agreement;
(iv)    neither Parent nor Merger Sub shall be required to take any action that would have, or would reasonably be expected to have, a material adverse effect on the Surviving Corporation, Parent or any of its Subsidiaries; and
(v)    the Company shall not take any action that would have, or would reasonably be expected to have, a Material Adverse Effect.

6.5    Commercially Reasonable Efforts.
(a)    Except with respect to any antitrust and compensation Laws, with respect to which the obligations of the Parties are set forth in Section 6.4, each of the Parties will cooperate and use all commercially reasonable efforts to take, or cause to be taken, all appropriate actions and to make, or cause to be made, all filings necessary, proper or advisable under all other applicable Laws, to fulfill the conditions to, and consummate and make effective, the transactions contemplated by this Agreement.
(b)    Without limiting the generality of the provisions of Section 6.5(a) (and except for antitrust and competition Laws, with respect to which the obligations of the Parties are set forth in Section 6.4), Parent will use all commercially reasonable efforts to obtain, prior to the Closing, all licenses (including the approval of any Governmental Authority required for the direct or indirect change in control of the holder of any liquor licenses), Permits, consents, approvals, authorizations, qualifications and Orders of Governmental Authorities, as applicable, as are necessary in connection with the consummation of the transactions contemplated by this Agreement. The Company will cooperate with Parent in connection with the efforts described in this Section 6.5(b).
(c)    Without limiting the generality of the provisions of Section 6.5(a), the Company will use all commercially reasonable efforts to obtain, prior to the Closing any consents from parties to contracts with the Company and any of its Subsidiaries, as applicable, as are necessary in connection with the consummation of the transactions contemplated by this Agreement. Parent will cooperate with the Company in connection with the efforts described in this Section 6.5(c).
(d)    The Company will use its commercially reasonable efforts to obtain, prior to Closing, (i) an SNDA, in form and substance reasonably satisfactory to Parent, with each lender or ground lessor holding a Lien or ground lease on any Leased Real Property and (ii) an estoppel certificate, in form and substance reasonably satisfactory to Parent, from each landlord, lessor, sublessor or licensor of the Leased Real Property or lessee, sublessee or licensee of the Leased Real Property, confirming, among other things, that no defaults exist thereunder and the status of all payments associated therewith; provided, however, the Company shall not be required to pay any fees to or for the benefit of any such lender, lessor, landlord, sublessor or licensor, or any agent or other representative thereof (other than as provided in the related Lease) to obtain any SDNA or estoppel certificate. Parent will cooperate with the Company in connection with the efforts described in this Section 6.5(d).
6.6    Stockholder Approval. The Company will take all action necessary in accordance with this Agreement, the DGCL, and the Company Charter Documents to obtain the Requisite Stockholder Approval. Without limiting the foregoing, the Company shall use its commercially reasonable efforts to obtain from the Party Company Stockholders, as promptly as practicable after the date hereof and in any event within 24 hours after the execution by the Parties of this Agreement, the Requisite Stockholder Approval by written consent in lieu of a meeting of stockholders in accordance with Section 228 of the DGCL, which written consents shall become effective and be irrevocable upon delivery to the Company and in a form and substance reasonably satisfactory to Parent (the “Written Consents”). Promptly, and in any event within ten (10) Business Days, after the Written Consents have become effective, the Company shall, in accordance with the Company Charter Documents and Sections 228(e) and 262(d)(2) of the DGCL, deliver to each Company Stockholder entitled thereto a notice and information statement (together, the “Information Statement”) that (a) informs such Company Stockholder of the adoption of this Agreement by written consent, of the availability of appraisal rights and such other information as may be required under Delaware law and (b) requests that such Company Stockholder (i) execute a written consent, which written consent shall be substantially similar in form and substance to the Written Consents, and (ii) execute a release of all claims such Company Stockholder may have against the Company or its directors, officers, Subsidiaries or Affiliates. The Company shall promptly provide Parent with copies of all such written consents and releases upon the Company’s receipt thereof. Prior to mailing the Information Statement, the Company shall (x) provide Parent a reasonable opportunity to review and comment on the Information Statement and (y) consider in good faith all comments reasonably proposed by Parent. The Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and shall otherwise comply in all respects with applicable Law.
6.7    Further Actions. Prior to the Closing, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary under applicable Laws, including obtaining any necessary consents or approvals from, or making any necessary filings with any domestic or foreign regulatory agencies.
6.8    D&O Indemnification; D&O Insurance.
(a)    Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (each, a “D&O Indemnified Party”) will be remain obligations of the Company and will survive the Merger and continue in full force and effect in accordance with their terms.
(b)    For the six (6) year period commencing immediately after the Effective Time, Parent shall maintain in effect, through an extended reporting period endorsement, the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any directors or officers of the Company or any Subsidiary of the Company who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on the same terms and scope with respect to such coverage, and amount, for such individuals; provided, however, that, in no event will Parent be required to expend for any year of such six-year period an amount in excess of two hundred and fifty percent (250%) of the current annual premium; and provided, further, that Parent may, in its sole discretion, opt to purchase a replacement, substitute or “tail” policy so long as any such replacement, substitution or tail policy does not result in gaps in coverage. Parent will maintain such policy in full force and effect, and continue to honor the obligations thereunder. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent will cause to be maintained the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium.
(c)    The provisions of this Section 6.8 will survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Party and his or her heirs and representatives. Parent will pay or cause to be paid (as incurred) all expenses, including reasonable fees and expenses of counsel, that a D&O Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 6.8 (subject to reimbursement if the D&O Indemnified Party is subsequently determined not to be entitled to indemnification under this Section 6.8).
(d)    If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Parent, as the case may be, will assume the obligations set forth in this Section 6.8.
6.9    Employee Matters.
(a)    During the period from the Closing Date until the 12-month anniversary thereof, Parent will, or will cause its Subsidiaries to, provide to each Person who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time (the “Continuing Employees”), compensation (including base salary and incentive and bonus opportunities, but excluding equity based compensation) and benefits (including vacation, paid time-off and severance) that are not materially less favorable (taken as a whole) than those provided to similarly situated employees of Parent’s Subsidiaries. In addition to the foregoing, during the period from the Closing Date until the 12-month anniversary thereof, Parent will not reduce the base salary of any Continuing Employee who is a salaried employee.
(b)    The service of each Continuing Employee with the Company or any of its Subsidiaries (or any predecessor employer) prior to the Effective Time will be treated as service with Parent and its Subsidiaries for purposes of each Employee Plan of Parent (including vacation, paid time-off and severance plans) in which such Continuing Employee participates after the Effective Time, including for purposes of eligibility, vesting and benefit levels and accruals (other than defined benefit pension plan accruals or where such service would result in duplication of benefits).
(c)    Following the Effective Time, for purposes of each Employee Plan of Parent in which any Continuing Employee or his or her eligible dependents is eligible to participate after the Effective Time, Parent will, or will cause its Subsidiaries to, (i) waive any pre-existing condition, exclusion, actively-at-work requirement or waiting period to the extent such condition, exclusion, requirement or waiting period was satisfied or waived under the comparable the Employee Plan of the Company as of the Effective Time (or, if later, any applicable plan transaction date) and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Effective Time for the plan year in which the Effective Time (or such transition date) occurs.
(d)    Parent will cause the Surviving Corporation to honor its obligations under each of the Employee Plans, in accordance with its terms, including any rights or benefits arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event).
(e)    Nothing in this Agreement will be construed as requiring Parent or any of its Subsidiaries to employ any Continuing Employee for any length of time following the Closing Date. Nothing in this Agreement, express or implied, will be construed to prevent Parent or any of its Subsidiaries from (i) terminating, or modifying the terms of employment of, any Continuing Employee following the Closing Date, including to terminate, reassign or demote any Continuing Employee or to change, adversely or favorably, the title, powers, duties, responsibilities, location, compensation or terms or conditions of employment of such Continuing Employee or (ii) terminating or modifying to any extent any Employee Plan of the Company or Parent or any other employee benefit plan, program, practice, agreement or arrangement that Parent or any of its Subsidiaries may establish or maintain; provided, however, that to the extent that, and for so long as, a Continuing Employee remains employed by Parent or any of its Subsidiaries during the 12-month period following the Closing, the compensation and benefits payable to such employee during such period will be subject to Section 6.9(a). Nothing in this Agreement will be construed as an amendment to any Employee Plan of the Company or Parent or any other compensation and benefit plans maintained for or provided to directors, officers or employees of Parent or the Company prior to or following the Effective Time.
6.10    Notification of Certain Matters.
(a)    From the date hereof and until the earlier of the Effective Time or the date, if any, that this Agreement is validly terminated in accordance with Section 9.1, the Company shall give prompt notice to Parent of (i) any notice or other communication received by the Company or any of its Subsidiaries from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that relate to the transactions contemplated hereby, (iii) the occurrence of any change or effect that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iv) the occurrence of any event or the existence of any circumstance that would reasonably be expected to result in the failure to satisfy a condition specified in

Section 7.1 hereof, (v) any notice or other communication received by the Company relating to any default under or breach of any Material Contract to which the Company or any of its Subsidiaries is a party, and (vi) any other event or circumstance that constitutes a breach of representation, warranty, covenant or agreement made by the Company, any of its Subsidiaries or the Party Company Stockholders; provided, however, that no such notification shall be deemed to cure any breach by either party of any representation, warranty, covenant or agreement set forth in this Agreement.
(b)    From the date hereof and until the earlier of the Effective Time or the date, if any, that this Agreement is validly terminated in accordance with Section 9.1, Parent shall give prompt notice to the Company of (i) any notice or other communication received by Parent from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of Parent, threatened against, relating to or involving or otherwise affecting Parent or any of its Subsidiaries that relate to the transactions contemplated hereby and (iii) the occurrence of any event or the existence of any circumstance that would reasonably be expected to result in the failure to satisfy a condition specified in Section 7.2 hereof; provided, however, that no such notification shall be deemed to cure any breach by either party of any representation, warranty, covenant or agreement set forth in this Agreement.
6.11    Non-Competition and Non-Solicitation. The Company shall provide Parent access to the individuals listed on Schedule 6.11 for the purpose of permitting Parent to negotiate non-competition and non-solicitation agreements, in form and substance reasonably satisfactory to Parent, with such individuals.
6.12    Tax Matters. Each Party Company Stockholder agrees to make available to Parent and the Company records in the custody of such stockholder, to furnish other information reasonably requested by Parent and otherwise to cooperate to the extent reasonably required for (a) the preparation, filing or audit of or other proceeding with respect to any Tax Return relating to the Company and each of its Subsidiaries or (b) compliance with ASC 740-10. Each Party Company Stockholder agrees to cooperate with Parent, and Parent agrees to cooperate (and cause the Company and its Subsidiaries to cooperate) with each Party Company Stockholder to the extent necessary in connection with the filing of any Tax Return relating to Parent’s acquisition of the Company and its Subsidiaries.
6.13    Yard House Development Ownership. Prior to the Closing, the Company shall, or shall cause its respective Subsidiary, to acquire 100% of the membership interests in Yard House Development, LLC, such that, prior to the Closing, Yard House Development, LLC, for no additional consideration, shall be wholly-owned, either directly or indirectly, by the Company.
6.14    Stock Options. Prior to Closing, the Board of Directors and officers of the Company shall take all actions required under the terms of the Stock Plans to cause all unvested Conversion Options that are outstanding immediately prior to the Effective Time to become fully vested and exercisable at and as of the Effective Time.

6.15    Payoff Letters for Company Debt. No later than five (5) Business Days prior to the Closing Date, the Company shall have, or shall have caused each of its Subsidiaries to have, furnished to Parent customary payoff letters (each, a “Payoff Letter”), in form and substance reasonably satisfactory to Parent, from all financial institutions and other Persons to which any Company Debt is outstanding, which Payoff Letters shall (a) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other obligations related to such Company Debt as of the Closing Date (the “Payoff Amount”), (b) state that all Liens relating thereto shall be, upon the payment of the Payoff Amount on the Closing Date, released by any such Person and (c) state that such Person shall, or authorizes Parent to, deliver Uniform Commercial Code Termination Statements and such other documents or endorsements necessary to clear the record and perfect the release of its Liens on the assets and properties of the Company or any of its Subsidiaries, as applicable.
6.16    Final Bills for Company Expenses. No later than five (5) Business Days prior to the Closing Date, the Company shall have, or shall have caused each of its Subsidiaries to have, furnished to Parent final bills or invoices as of the Closing (each, a “Final Bill”) from all Persons to which any Company Expenses will be outstanding, which Final Bills shall indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other similar obligations related to such Company Expenses as of the Closing Date.
6.17    No Solicitation of Transactions.
(a)    During the period beginning on the Company’s receipt of the Requisite Stockholder Approval and ending on the earlier to occur of the Effective Time or the valid termination of this Agreement pursuant to Section 9.1, the Company and the Party Company Stockholders will not, directly or indirectly, and each will instruct its respective Affiliates, officers, directors, employees, agents, advisors or other representatives (including any investment banker, attorney or accountant retained by it), not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to the Company Stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any Person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company, to take any such action. The Company and the Party Company Stockholders immediately shall cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to a Competing Transaction.
(b)    The Company will notify Parent promptly after receipt by the Company (or any of its officers, directors, employees, agents, advisors or other representatives or any Party Company Stockholder) of any proposal for, or inquiry respecting any

Competing Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the properties, books or records of the Company by any Person or entity that informs or has informed the Company that it is considering making or has made such a proposal or inquiry. Such notice to Parent shall indicate in reasonable detail the identity of the Person making such proposal or inquiry and the terms and conditions of such proposal or inquiry.
6.18    Maintenance of Option Cash. The Company shall maintain, in a segregated account for the benefit of Parent, all cash received in connection with the exercise of Options during the period from the date hereof until the Closing Date.
6.19    Stockholders Agreement. The Party Company Stockholders have advised Parent that the transactions contemplated in this Agreement constitute a “Liquidity Event” within the meaning of the Stockholders Agreement. In accordance therewith, the Party Company Stockholders agree that, within five (5) Business Days from the date hereof, the Party Company Stockholders will send the Drag-Along Notice contemplated by Section 2.6 of the Stockholders Agreement to the Company and each party to the Stockholders Agreement (other than the Party Company Stockholders) and will take such other action, if any, as required under the Stockholders Agreement to obligate each such party to deliver a written consent and a release of claims in accordance with Section 6.6 and to refrain from exercising appraisal rights under Section 262 with respect to their shares of Company Common Stock.
ARTICLE VII

CONDITIONS TO CLOSING
7.1    Conditions of Parent and Merger Sub to Closing. The obligations of Parent and Merger Sub to effect the transactions contemplated by this Agreement at the Closing are subject to the satisfaction or (to the extent permitted by Law) written waiver at or prior to the Closing of the following conditions:
(a)    Representations, Warranties and Covenants of the Company and the Party Company Stockholders.
(i)     (A) The representations and warranties of the Company set forth in Sections 3.1, 3.2 and 3.7 shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date, and (B) (1) if and to the extent the representations and warranties of the Company set forth in Article III (other than those that are the subject of clause (A)) contain an exception or qualification as to Material Adverse Effect or materiality, such representations and warranties shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date, and (2) if and to the extent the representations and warranties of the Company set forth in Article III (other than those that are subject to clause (A)) do not contain an exception or qualification as to Material Adverse Effect or materiality, such representations and warranties shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (A) and (B), as applicable) only as of such date or period;
(ii)     (A) The representations and warranties of the Party Company Stockholders set forth in Sections 4.1, 4.2(a) and 4.3 shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date, and (B) (1) if and to the extent the representations and warranties of the Party Company Stockholders set forth in Article IV (other than those that are the subject of clause (A)) contain an exception or qualification as to materiality, such representations and warranties shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date, and (2) if and to the extent the representations and warranties of the Party Company Stockholders set forth in Article IV (other than those that are subject to clause (A)) do not contain an exception or qualification as to materiality, such representations and warranties shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (A) or (B), as applicable) only as of such date or period; and
(iii)    The Company and each Party Company Stockholder shall have performed (or caused to have been performed) in all material respects all covenants required of it by this Agreement at or prior to the Closing.
(b)    Third-Party Consents. The Company shall have obtained all consents (and sent all necessary notifications) set forth on Schedule 7.1(b) attached to this Agreement or otherwise required to be obtained by the Company in connection with the consummation of the transactions contemplated by this Agreement.
(c)    Statutory Requirements; Litigation.
(i)    Any applicable waiting period under the HSR Act shall have expired or been terminated;
(ii)    No Law or Order promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing, prohibiting or making illegal the consummation of the Merger or other transactions contemplated herein; and
(iii)    All other statutory requirements for the valid consummation of the transactions contemplated hereby shall have been fulfilled and all necessary governmental consents, approvals or authorizations shall have been obtained, and there will not be any actual or threatened litigation (including any investigation by any

Governmental Authority) to restrain or invalidate the transactions contemplated hereby, the defense of which would, in the judgment of Parent, to be made in good faith and based upon the advice of counsel, involve expense or lapse of time that would be materially adverse to the interests of Parent.
(d)    Ancillary Agreements. Each of the Ancillary Agreements shall have been executed and delivered by the Parties thereto other than Parent or Merger Sub.
(e)    Appraisal Shares. The time period in which the Company Stockholders can demand appraisal rights pursuant to Section 262 shall have expired and Appraisal Shares shall comprise no more than five percent (5%) of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.
(f)    Payment of Company Debt and Company Expenses. At or prior to the Closing, the Company shall have repaid in full all Company Debt and Company Expenses and have obtained Payoff Letters and lien releases with respect thereto.
(g)    Termination of Management Agreement with TSG5 Management L.L.C. At or prior to the Closing, that certain Management Agreement dated as of August 20, 2007, by and between the Company and TSG5 Management L.L.C. shall have been terminated in its entirety and neither the Company nor any of its Subsidiaries shall have any remaining obligations thereunder.
(h)    Stockholder Approval. The Company shall have obtained the Requisite Stockholder Approval from written consent of the holders of the requisite number of shares of Class A Common Stock and Class B Common Stock as required by the DGCL and the Company Charter Documents.
(i)    No Material Adverse Effect. No change or effect shall have occurred or be existing that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
(j)    Yard House Development Ownership. The Company shall have obtained 100% of the membership interests of Yard House Development, LLC such that, prior to the Closing, Yard House Development, LLC, shall be a direct or indirect wholly-owned Subsidiary of the Company.
(k)    Closing Deliveries. At the Closing, upon the terms and subject to the conditions of this Agreement, the Company shall deliver or cause to be delivered to Parent the following:
(i)    a statement certifying that the Company is not a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code;
(ii)    a release from the Party Company Stockholders substantially in the form approved by Parent;

(iii)    a certificate executed by the secretary or any assistant secretary of the Company, dated as of the Closing, (A) attaching and certifying on behalf of the Company complete and correct copies of (1) the organizational documents of the Company in effect as of the Closing, (2) the resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery, and performance by the Company of this Agreement and the transactions contemplated hereby and confirming such resolutions remain in full force and effect, (3) the written consent containing the Requisite Stockholder Vote authorizing the execution, delivery, and performance by the Company of this Agreement and the transactions contemplated hereby and (B) certifying on behalf of the Company the incumbency of each officer of the Company executing this Agreement, any Ancillary Agreement or any other document delivered in connection with the Closing;
(iv)    a certificate executed by an authorized officer of the Company certifying that the conditions set forth in Sections 7.1(a)(i), 7.1(a)(iii) and Section 7.1(i) have been duly satisfied;
(v)    a certificate executed by or on behalf of each Party Company Stockholder certifying that the conditions set forth in Sections 7.1(a)(ii) and 7.1(a)(iii) have been duly satisfied with respect to such Party Company Stockholder; and
(vi)    resignations of the members of the Board of Directors of the Company, and to the extent designated by Parent, officers of the Company and the boards of directors, officers and/or managers of the Company’s Subsidiaries.
7.2    Conditions of the Company to Closing. The obligation of the Company to effect the transactions contemplated by this Agreement at the Closing will be subject to the satisfaction or (to the extent permitted by Law) written waiver at or prior to the Closing of the following conditions:
(a)    Representations, Warranties and Covenants of Parent.
(i)     (A) The representations and warranties of Parent set forth Section 5.1 and Sections 5.2(a) and (c) shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date, and (B) (1) if and to the extent that the representations and warranties of Parent made in Article V hereof (other than those that are subject to clause (A)) are qualified as to materiality, such representations and warranties shall have been true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date, and (2) if and to the extent that the representations and warranties of Parent made in Article V hereof (other than those that are subject to clause (A)) are not qualified as to materiality, such representations and warranties shall have been true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date;

(ii)    Parent shall have performed (or caused to be performed) in all material respects all covenants required of it by this Agreement at or prior to the Closing; and
(iii)    Parent shall have furnished the Company at the Closing with a certificate to such effect.
(b)    Statutory Requirements; Litigation.
(i)    Any applicable waiting period under the HSR Act shall have expired or been terminated;
(ii)    No Law or Order promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing, prohibiting or making illegal the consummation of the Merger or other transactions contemplated herein; and
(iii)    All other statutory requirements for the valid consummation of the transactions contemplated hereby shall have been fulfilled and all necessary governmental consents, approvals or authorizations shall have been obtained.
(c)    Ancillary Agreements. Each of the Ancillary Agreements to which Parent or Merger Sub is a party shall have been executed and delivered by Parent or Merger Sub.
(d)    Closing Deliveries. Parent shall have executed and delivered all other documents, instruments and certificates required under this Agreement to be delivered at Closing.
ARTICLE VIII

SURVIVAL
8.1    Limited Survival of Representations and Warranties. Except as provided in Article X, none of the representations and warranties of the Parties contained in this Agreement will survive the Closing, and all such representations and warranties (as well as any rights to bring any claims, investigations, or legal or arbitration proceedings with respect thereto) will terminate upon the Closing.
8.2    Limited Survival of Covenants and Agreements. None of the covenants and agreements of the Parties hereto in this Agreement and the documents to be executed in connection with this Agreement will survive the Closing, and all covenants and agreements (as well as any rights to bring any claims, investigations, or legal or arbitration proceedings with respect thereto) will terminate upon the Closing; provided, however, that the covenants and agreements of the Parties to be performed after the Closing contained in this Agreement will survive the Closing indefinitely.
ARTICLE IX

TERMINATION
9.1    Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the Company Stockholders, as follows:
(a)    by mutual written agreement of the Company and Parent;
(b)    by Parent, if there has been a breach by the Company or the Party Company Stockholders of any covenant, representation or warranty contained in this Agreement, or if any such representation or warranty shall have become untrue, in either case that would prevent or has prevented the satisfaction of any condition to the obligations of Parent at the Closing contained in Section 7.1(a) from being satisfied, and such breach has not been waived by Parent or cured, or cannot be cured, by the Company or the Party Company Stockholders, as applicable, on or prior to (i) the date that is thirty (30) days after written notice thereof has been provided by Parent, or (ii) the Closing Date, whichever is earlier;
(c)    by the Company, if there has been a breach by Parent or Merger Sub of any covenant, representation or warranty contained in this Agreement, or if any such representation or warranty shall have become untrue, in either case that would prevent or has prevented the satisfaction of any condition to the obligations of the Company at the Closing contained in Section 7.2(a)(i) or 7.2(a)(ii) from being satisfied, and such breach has not been waived by the Company or cured, or cannot be cured, by Parent or Merger Sub, as applicable, on or prior to (i) the date that is thirty (30) days after written notice thereof has been provided by the Company, or (ii) the Closing Date, whichever is earlier;
(d)    by either the Company or Parent, upon written notice to the other, if the Effective Time shall have failed to occur on or prior to October 10, 2012; provided, however, (i) that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if such failure is due to the failure of the Company to perform or observe the covenants and agreements hereof to be performed or observed by it in a manner that would prevent or has prevented the satisfaction of any condition to the obligations of Parent at the Closing contained in Section 7.1(a)(iii) from being satisfied and (ii) that Parent may not terminate this Agreement pursuant to this Section 9.1(d) if such failure is due to the failure of Parent to perform or observe the covenants and agreements hereof to be performed or observed by it in a manner that would prevent or has prevented the satisfaction of any condition to the obligations of the Company at the Closing contained in Section 7.2(a)(ii) from being satisfied;
(e)    by either Parent or the Company if there shall be any Order that is final and non-appealable preventing the consummation of the Merger; or
(f)    by Parent if the Requisite Stockholder Approval is not obtained and effective within 24 hours after the execution of this Agreement.
9.2    Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1: (a) this Agreement shall forthwith become void and have no further effect, except for the provisions of this Section 9.2, Section 11.2, Section 11.3, Section 11.11 and Section 11.12; and (b) there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, or the Company Stockholders and all rights and obligations of each Party hereto shall cease; provided, however, that nothing herein shall relieve any Party from liability for the willful misconduct, bad faith, fraud or willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; and provided, further, that the obligations of the parties under the Confidentiality Agreement shall continue in full force and effect.
ARTICLE X

INDEMNIFICATION
10.1    Indemnification by the Party Company Stockholders.
(a)    After the Effective Time and subject to any applicable limitations set forth in this Article X, Parent, its Affiliates (including, after the Effective Time, the Surviving Corporation) and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless severally by the Party Company Stockholders with respect to any Losses arising out of or resulting from a breach or inaccuracy of the representations and warranties made in this Agreement by the Company in Section 3.1, Section 3.2, Section 3.7 or by any of the Party Company Stockholders in Section 4.1, Section 4.2(a) and Section 4.3.
(b)    Notwithstanding anything to the contrary contained in Section 10.1(a):
(i)    the aggregate liability of each Party Company Stockholder for indemnification obligations under this Agreement shall not exceed such Party Company Stockholder’s pro rata share of the aggregate Merger Consideration paid to the Party Company Stockholders;
(ii)    no Party Company Stockholder will have any indemnification obligation with respect to any breach or inaccuracy of a representation or warranty in Section 4.1, Section 4.2(a) or Section 4.3 made by any Party Company Stockholder other than such Party Company Stockholder; and
(iii)    written notice of a claim (whether or not Losses have actually been incurred) specifying in reasonable detail the actual or potential Loss and the specific basis for the claim of indemnity must be given to the Party Company Stockholders within twenty-four (24) months after the Closing Date. If notice is timely given, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

10.2    Indemnification by Parent. After the Effective Time and subject to any limitations set forth in this Article X, the Company Merger Consideration Recipients (the “Company Indemnified Parties”) shall be indemnified and held harmless by Parent for any and all Losses arising out of or resulting from the breach or inaccuracy of any representation or warranty made by Parent or Merger Sub in Section 5.1 and Sections 5.2(a) and (c) of this Agreement or in any of the Ancillary Agreements to which they are a party; provided, however, that the aggregate indemnification obligations of Parent pursuant to this Article X shall not exceed $25,000,000. Written notice of a claim (whether or not Losses have actually been incurred) specifying in reasonable detail the actual or potential Loss and the specific basis for the claim of indemnity must be given to Parent or Merger Sub, as applicable, within twenty-four (24) months after the Closing Date. If notice is timely given, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.
10.3    Indemnification Procedures.
(a)    For purposes of this Section 10.3, a party against which indemnification may be sought is referred to as the “Indemnifying Party” and the party that may be entitled to indemnification is referred to as the “Indemnified Party.”
(b)    The obligations of Indemnifying Parties with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article X (“Third Party Claims”) shall be governed by the following additional terms and conditions:
(i)    if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within thirty (30) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Article X except to the extent that such Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such Third Party Claim, together with copies of any material document received from the third party claimant asserting the claim.
(ii)    The Indemnifying Party shall be entitled to assume control of the defense of such Third Party Claim at its expense and through counsel of its choice, reasonably acceptable to the Indemnified Party, if it (A) gives notice of its intention to do so to the Indemnified Party within ten (10) Business Days of the receipt of notice of the Third Party Claim from the Indemnified Party in accordance with Section 10.3(b)(i) and (B) confirms in writing to the Indemnified Party that such Indemnifying Party will indemnify the Indemnified Party against such Third Party Claim; provided, however, that, if the named parties to any such Third Party Claim include both the Indemnifying Party and the Indemnified Party and, in the opinion of counsel of the Indemnified Party there exists or is reasonably likely to exist a conflict of interest between the Indemnifying Party and the Indemnified Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party reasonably determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party, including copies of any summons, complaint or other pleadings that may have been served on such Indemnified Party and any written claim or demand. Except as otherwise provided in this Section 10.3(b)(ii), the Indemnified Party may participate in the defense of any Third Party Claim with counsel of its choosing and at its sole cost and expense. In the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party. The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement or compromise with respect to any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, except to the extent that the judgment, settlement or compromise involves solely a monetary payment to be satisfied entirely by the Indemnifying Party and, in the case of a settlement or compromise, includes a full release from all liability with respect to such claim (or any potential similar or analogous claims) of the Indemnified Party and its Affiliates and does not involve any admission of any violation of Law.
(c)    To the extent any Indemnified Party recognizes any Indemnification Tax Benefits, or actually receives any insurance proceeds, net of any out-of-pocket costs (including any deductibles and the allocable portion of insurance premiums paid by the Indemnified Party with respect to such insurance policy since the Closing) of obtaining such insurance proceeds, as a result of any Losses as to which the Indemnifying Party has indemnified the Indemnified Party, the Indemnified Party shall pay an amount equal to such net insurance proceeds or Indemnification Tax Benefits to the Indemnifying Party within sixty (60) days of such insurance proceeds being received or Indemnification Tax Benefits being recognized by the Indemnified Party; provided, however, to the extent such net insurance proceeds are received or Indemnification Tax Benefits are recognized prior to the Indemnifying Party paying the amount of the Losses to the Indemnified Party, the amount of Losses payable by the Indemnifying Party shall be reduced by the amount of Indemnification Tax Benefits actually recognized and the amount of such net insurance proceeds actually received.
(d)    All indemnification payments under this Agreement shall be deemed adjustments to the Merger Consideration to the extent permitted by applicable Law.
10.4    Certain Damages. NO INDEMNIFYING PARTY SHALL BE LIABLE FOR

PUNITIVE OR SPECIAL DAMAGES SUFFERED BY ANY INDEMNIFIED PARTY WITH RESPECT TO ANY TERM OR THE SUBJECT MATTER OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS WAIVER WILL NOT LIMIT ANY LIABILITY OF AN INDEMNIFYING PARTY TO INDEMNIFY ANY INDEMNIFIED PARTY FOR ANY LOSS ARISING FROM DAMAGES OF ANY KIND THAT THE INDEMNIFIED PARTY IS REQUIRED TO PAY TO ANY THIRD PARTY, INCLUDING ANY GOVERNMENTAL AUTHORITY.
10.5    Exclusive Remedy. After the Effective Time, the sole and exclusive remedies for any breach of any representation, warranty, covenant or agreement hereunder shall be the indemnification provided by this Article X, and each Party expressly waives any other rights or remedies it may have; provided, however, that equitable relief, including the remedies of specific performance and injunction, shall be available with respect to any matter where money damages would not be sufficient to compensate the Parties or to preserve the rights of a Party pending resolution of a dispute, and this Section 10.5 shall not relieve any Party from liability for willful misconduct, bad faith, fraud or willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
ARTICLE XI

MISCELLANEOUS
11.1    No Third-Party Beneficiaries. Except as provided in this Article XI and Section 6.8 after the Effective Time, nothing in this Agreement will provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement will not be construed as a third party beneficiary contract.
11.2    Expenses. All costs and expenses incurred in connection with this Agreement, the Merger and other transactions contemplated by this Agreement (including the fees and expenses of financial advisors, accountants and legal counsel): (i) if incurred by Parent and Merger Sub, shall be paid by Parent, and (ii) if incurred by the Company shall be paid by the Company prior to the Closing Date or fully accrued as of such date. Parent and the Company shall each pay one-half of any filing or preparation fee in connection with any required antitrust or competition filing. Neither Parent nor the Company shall bear any separate expenses of the Company Stockholders.
11.3    Notices. Any notice, communication, request, instruction or other document required or permitted hereunder or under any document delivered pursuant hereto will be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, or by telex, email (provided receipt is confirmed), facsimile or telecopy to the addresses, electronic mail addresses or facsimile numbers, as appropriate, as set forth below.
If to the Company or any Company Stockholder, to:
Yard House USA, Inc.

7700 Irvine Center Drive, Suite 300
Irvine, California 92618
Attention:    Jeff Uttz
Telecopy:    (949) 727-0959
Email:        juttz@yardhouse.com
with a copy to:
Sidley Austin LLP

600 Travis Street, Suite 3100

Houston, Texas 77002

Attention:    J. Mark Metts, Esq.

Telecopy:    (713) 315-9199
Email:        mmetts@sidley.com
and in the case of Parent or Merger Sub to:
Darden Restaurants, Inc.
1000 Darden Center Drive
Orlando, Florida 32837
Attention:    Teresa M. Sebastian, Esq.
Telecopy:    (407) 241-6471
Email:        TSebastian@darden.com

with a copy to:
Hunton & Williams LLP
951 E. Byrd Street
Richmond, Virginia 23219
Attention:    Gary E. Thompson, Esq.
Telecopy:    (804) 343-4582
Email:        gthompson@hunton.com
or at such other address, electronic mail address or facsimile number as may have been specified by like notice.
11.4    Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of the Agreement.
11.5    Entire Agreement. This Agreement, the documents to be executed hereunder, the Disclosure Schedules attached hereto and the Confidentiality Agreement constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.
11.6    Waiver. At any time prior to the Closing, Parent and Merger Sub, on the one hand, and the Company and the Party Company Stockholders, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of any other Parties or (b) waive compliance with any of the agreements of any other Parties or with any conditions to its own obligations. Any agreement on the part of a Party hereto to any such extension or waiver will be valid if set forth in an instrument in writing signed on behalf of such Party. The consummation of the transactions contemplated hereby will not be deemed a waiver of the right any Party may have hereunder with respect to any other Party’s representations, warranties, covenants or agreements contained in or related to this Agreement being incorrect, untrue or breached.
11.7    Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the Parties. No supplement, alteration or modification of this Agreement will be binding unless executed in writing by the Parties.
11.8    Public Statements. The initial press releases with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Company. Prior to the Closing, neither the Company nor any Party Company Stockholder shall issue or cause the publication of any press release or other public announcement (to the extent not (x) previously issued or made in accordance with this Agreement or (y) substantively consistent with any such press release or other public announcement) with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior written consent of Parent and TSG (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by Law (in which case such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with Parent and TSG).
11.9    Assignment. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns, but no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party to this Agreement; provided, however, that Parent may assign its rights and obligations under this Agreement to any direct or indirect wholly-owned Subsidiary of Parent, provided that such assignment shall not relieve Parent of any of its obligations under this Agreement.
11.10    Independent Covenants. The covenants contained herein are independent and separate, and in the event that any provision contained herein is declared invalid or illegal, the other provisions hereof will not be affected or impaired thereby and will remain valid and enforceable.
11.11    Governing Law. This Agreement and the other documents delivered pursuant hereto and the legal relations between the Parties will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.
11.12    Jurisdiction; Venue.

(a)    Each of the Parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of Delaware, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is declined by or unavailable in the Court of Chancery, then such action, suit or proceeding shall be heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any action, suit or proceeding against any other Party arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance in any other court and (v) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the Parties agrees to waive any bond, surety or other security that might be required of any other Party with respect to any action, suit or proceeding, including any appeal thereof.
(b)    Each of the Parties agrees that service of any process, summons, notice or document in accordance with Section 11.3 shall be effective service of process for any action, suit or proceeding brought against it by the other Party in connection with Section 11.12(a); provided, however, that nothing contained herein shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law. Notwithstanding the foregoing, the consents to jurisdiction set forth in this Section 11.12(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 11.12 and shall not be deemed to confer rights on any Person other than the Parties.
(c)    EACH OF PARENT, MERGER SUB, THE COMPANY AND THE PARTY COMPANY STOCKHOLDERS HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR THE FACTS OR CIRCUMSTANCES LEADING TO ITS EXECUTION OR PERFORMANCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO PARTY OR REPRESENTATIVE OR AFFILIATE THEREOF HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH

OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER KNOWINGLY AND VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH.
11.13    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed will be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by electronic transmission of a .pdf or other electronic file shall be as effective as delivery of a manually signed counterpart of this Agreement.
11.14    Withholding or Granting of Consent. Except as otherwise provided in this Agreement, each Party hereto may, with respect to any consent or approval that such Party is entitled to grant pursuant to this Agreement or any other document or instrument or agreement delivered or entered into pursuant hereto, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it will deem appropriate.
11.15    Specific Enforcement. The Parties acknowledge that, in view of the uniqueness of the business of the Company and the transactions contemplated hereby, neither Parent, Merger Sub, nor the Company or the Party Company Stockholders will have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms by the other Parties, and therefore, the Parties agree that Parent or the Company, as the case may be, will be entitled to specific enforcement of the terms hereof with respect to the transactions contemplated hereby in the event of breach by the other Party in addition to any other remedy to which the Parties may be entitled, at Law or in equity, for such breach. In addition, the Parties agree that any breach of any covenants or agreements set forth in this Agreement by the Company or the Party Company Stockholders will cause Parent and Merger Sub irreparable injury and damage. The Company and the Party Company Stockholders therefore expressly agree that Parent and Merger Sub will be entitled to seek specific performance, injunctive and/or other equitable relief to prevent an anticipatory or continuing breach and to secure enforcement of any part of such covenants or agreements. Except as otherwise provided in this Agreement, nothing herein shall be construed as a waiver by Parent or the Company of any right they may now have or hereafter acquire to monetary damages from the other Parties by reason of any injury to its property, or otherwise arising out of any breach or any otherwise wrongful act or omission by such Parties.
[Signature Pages Follow; Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date first above written.
Company:
YARD HOUSE USA, INC., a Delaware corporation
By: /s/ Harald Herrmann

Name: Harald Herrmann

Title:	President and Chief Executive Officer
Parent:
DARDEN RESTAURANTS, INC., a Florida

corporation

By: /s/ Clarence Otis, Jr.

Name: Clarence Otis, Jr.
Title: Chairman of the Board and Chief Executive

Officer

Merger Sub:
STOUT ACQUISITION CORP., a Delaware corporation
By: /s/ C. Bradford Richmond

Name: C. Bradford Richmond

Title:    Vice President
Party Company Stockholders:
TSG5 L.P., a Delaware limited partnership
By: TSG5 Management L.L.C., its general partner
By: /s/ Pierre LeComte

Name: Pierre LeComte

Title:    Managing Director
GSP CONSULTING, INC., a California corporation
By: /s/ Steele Platt

Name: Steele Platt

Title:    Chairman of the Board of Directors
RECIPE FOR SUCCESS, INC., a California corporation
By: /s/ Harald Herrmann

Name: Harald Herrmann

Title:    President

JOCSON ENTERPRISES, INC., a California corporation
By: /s/ Carlito Jocson

Name: Carlito Jocson

Title:    President
/s/ Jeffrey Uttz

Jeffrey Uttz
/s/ Craig Carlyle

Craig Carlyle